Exhibit 99.2

Unaudited Condensed Interim Consolidated Financial Statements
of Public Company H (Parent Company of Subsidiary of Public Company H)

For the Quarter Ended September 30, 2021
Acreage Holdings, Inc.

ACREAGE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands)	September 30, 2021	December 31, 2020
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$27,868	$32,542
Restricted cash	1,098	22,097
Inventory	33,520	23,715
Notes receivable, current	1,552	2,032
Assets held-for-sale	19,272	62,971
Other current assets	15,470	4,663
Total current assets	98,780	148,020
Long-term investments	38,921	34,126
Notes receivable, non-current	81,434	97,901
Capital assets, net	103,853	89,136
Operating lease right-of-use assets	22,349	17,247
Intangible assets, net	124,534	138,983
Goodwill	37,604	31,922
Other non-current assets	1,493	4,718
Total non-current assets	410,188	414,033
TOTAL ASSETS	$508,968	$562,053

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$25,317	$18,913
Taxes payable	27,378	14,780
Interest payable	1,444	3,504
Operating lease liability, current	1,525	1,492
Debt, current	16,377	27,139
Non-refundable deposits on sale	1,750	750
Liabilities related to assets held-for-sale	2,808	18,154
Other current liabilities	8,844	13,010
Total current liabilities	85,443	97,742
Debt, non-current	126,186	153,318
Operating lease liability, non-current	21,830	16,609
Deferred tax liability	27,024	34,673
Other liabilities	37	2
Total non-current liabilities	175,077	204,602
TOTAL LIABILITIES	260,520	302,344
Commitments and contingencies
Common stock, no par value - unlimited authorized, 106,403 and 101,250 issued and outstanding, respectively	—	—
Additional paid-in capital	753,840	737,290
Treasury stock, 842 common stock held in treasury	(21,054)	(21,054)
Accumulated deficit	(497,864)	(475,205)
Total Acreage Shareholders' equity	234,922	241,031
Non-controlling interests	13,526	18,678
TOTAL EQUITY	248,448	259,709

TOTAL LIABILITIES AND EQUITY	$508,968	$562,053
(See accompanying notes to Unaudited Condensed Consolidated Financial Statements)

ACREAGE HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2021	2020	2021	2020
REVENUE
Retail revenue, net	$30,794	$23,914	$85,038	$61,362
Wholesale revenue, net	17,077	7,798	42,634	21,513
Other revenue, net	280	30	3,090	164
Total revenues, net	48,151	31,742	130,762	83,039
Cost of goods sold, retail	(16,279)	(14,134)	(43,412)	(37,004)
Cost of goods sold, wholesale	(8,069)	(4,133)	(19,049)	(11,395)
Total cost of goods sold	(24,348)	(18,267)	(62,461)	(48,399)
Gross profit	23,803	13,475	68,301	34,640

OPERATING EXPENSES
General and administrative	8,466	14,819	23,067	40,237
Compensation expense	10,699	8,306	32,236	30,740
Equity-based compensation expense	4,168	10,445	17,191	65,369
Marketing	583	46	992	1,514
Impairments, net	2,339	—	3,157	187,775
Loss on notes receivable	—	—	1,726	8,161
Write down (recovery) of assets held-for-sale	—	2,893	(8,616)	11,003
Legal settlements, net	—	14,150	322	14,150
Depreciation and amortization	4,044	1,396	9,670	4,888
Total operating expenses	30,299	52,055	79,745	363,837
Net operating loss	$(6,496)	$(38,580)	$(11,444)	$(329,197)
(Loss) income from investments, net	489	(433)	(777)	(195)
Interest income from loans receivable	1,067	1,606	4,125	5,083
Interest expense	(3,620)	(6,147)	(14,072)	(11,106)
Other income (loss), net	81	(656)	7,825	(853)
Total other income (loss)	(1,983)	(5,630)	(2,899)	(7,071)
Loss before income taxes	$(8,479)	$(44,210)	$(14,343)	$(336,268)
Income tax (expense) benefit	(5,579)	(3,826)	(11,661)	21,633
Net loss	$(14,058)	$(48,036)	$(26,004)	$(314,635)
Less: net loss attributable to non-controlling interests	(1,761)	(7,488)	(3,347)	(64,941)
Net loss attributable to Acreage Holdings, Inc.	$(12,297)	$(40,548)	$(22,657)	$(249,694)
Net loss per share attributable to Acreage Holdings, Inc. - basic and diluted	$(0.11)	$(0.39)	$(0.21)	$(2.54)
Weighted average shares outstanding - basic and diluted	110,193	103,450	108,385	98,304
(See accompanying notes to Unaudited Condensed Consolidated Financial Statements)

ACREAGE HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

			Attributable to shareholders of the parent
(in thousands)	LLC Membership Units	Pubco Shares (as converted)	Share Capital	Treasury Stock	Accumulated Deficit	Shareholders’ Equity	Non- controlling Interests	Total Equity
December 31, 2019	—	90,646	$615,678	$(21,054)	$(188,617)	$406,007	$88,787	$494,794
Issuances for private placement	—	6,085	27,887	—	—	27,887	—	27,887
NCI adjustments for changes in ownership	—	113	(6,564)	—	—	(6,564)	6,564	—
Capital distributions, net	—	—	—	—	—	—	(18)	(18)
Equity-based compensation expense and related issuances	—	586	34,737	—	—	34,737	—	34,737
Net loss	—	—	—	—	(171,954)	(171,954)	(50,275)	(222,229)
March 31, 2020	—	97,430	$671,738	$(21,054)	$(360,571)	$290,113	$45,058	$335,171
NCI adjustments for changes in ownership	3,861	272	977	—	—	977	(977)	—
Beneficial conversion feature on convertible note	—	—	523	—	—	523	—	523
Other equity transactions	—	—	—	—	—	—	44	44
Equity-based compensation expense and related issuances	—	864	20,187	—	—	20,187	—	20,187
Net loss	—	—	—	—	(37,192)	(37,192)	(7,178)	(44,370)
June 30, 2020	3,861	98,566	$693,425	$(21,054)	$(397,763)	$274,608	$36,947	$311,555
Issuances on conversion of debenture	—	327	550	—	—	550	550
NCI adjustments for changes in ownership	—	198	1,716	—	—	1,716	(1,716)	—
Other equity transactions	—	212	532	—	—	532	—	532
Equity-based compensation expense and related issuances	—	1,443	10,445	—	—	10,445	—	10,445
Net loss	—	—	—	—	(40,548)	(40,548)	(7,488)	(48,036)
September 30, 2020	3,861	100,746	$706,668	$(21,054)	$(438,311)	$247,303	$27,743	$275,046
(See accompanying notes to Unaudited Condensed Consolidated Financial Statements)

ACREAGE HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY(continued)
			Attributable to shareholders of the parent
(in thousands)	LLC Membership Units	Pubco Shares (as converted)	Share Capital	Treasury Stock	Accumulated Deficit	Shareholders’ Equity	Non- controlling Interests	Total Equity
December 31, 2020	3,861	101,250	$737,290	$(21,054)	$(475,205)	$241,031	$18,678	$259,709
Purchase of non-controlling interest in subsidiary	—	—	(272)	—	—	(272)	(14)	(286)
NCI adjustments for changes in ownership	—	400	601	—	—	601	(601)	—
Capital distributions, net	—	—	—	—	—	—	(30)	(30)
Other equity transactions	—	97	300	—	—	300	—	300
Equity-based compensation expense and related issuances	—	1,693	6,042	—	—	6,042	—	6,042
Net loss	—	—	—	—	(7,809)	(7,809)	(833)	(8,642)
March 31, 2021	3,861	103,440	$743,961	$(21,054)	$(483,014)	$239,893	$17,200	$257,093
NCI adjustments for changes in ownership	—	666	(1,463)	—	—	(1,463)	1,463	—
Capital distributions, net	—	—	—	—	—	—	(2,547)	(2,547)
Other equity transactions	—	1	117	—	—	117	—	117
Equity-based compensation expense and related issuances	—	1,595	6,981	—	—	6,981	—	6,981
Net loss	—	—	—	—	(2,553)	(2,553)	(753)	(3,306)
June 30, 2021	3,861	105,702	$749,596	$(21,054)	$(485,567)	$242,975	$15,363	$258,338
NCI adjustments for changes in ownership	—	—	76	—	—	76	(76)	—
Equity-based compensation expense and related issuances	—	701	4,168	—	—	4,168	—	4,168
Net loss	—	—	—	—	(12,297)	(12,297)	(1,761)	(14,058)
September 30, 2021	3,861	106,403	$753,840	$(21,054)	$(497,864)	$234,922	$13,526	$248,448
(See accompanying notes to Unaudited Condensed Consolidated Financial Statements)

ACREAGE HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
(in thousands)	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(26,004)	$(314,635)
Adjustments for:
Depreciation and amortization	9,670	4,888
Depreciation and amortization included in COGS	1,714	—
Equity-settled expenses, including compensation	17,607	65,901
Gain on business divestiture	(11,681)	(217)
Loss (gain) on disposal of capital assets	1,690	(75)
Impairments, net	9,947	187,775
Loss on notes receivable	3,726	8,161
Bad debt expense	(1,435)	194
Non-cash other revenue	(2,500)	—
Non-cash interest expense	3,154	3,754
Non-cash operating lease adjustments	(572)	709
Deferred tax benefit	(8,125)	(32,141)
Non-cash loss from investments, net	778	195
Write-down (recovery) of assets held-for-sale	(8,616)	11,003
Change, net of acquisitions in:
Inventory	(11,864)	(1,914)
Other assets	(1,239)	1,110
Interest receivable	(1,031)	(1,286)
Accounts payable and accrued liabilities	1,238	7,384
Taxes payable	12,935	9,742
Interest payable	(2,060)	4,392
Other liabilities	(5,644)	852
Net cash used in operating activities	$(18,312)	$(44,208)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of capital assets	$(27,535)	$(7,904)
Investments in notes receivable	(3,918)	(14,193)
Collection of notes receivable	13,225	235
Cash paid for long-term investments	—	(34,019)
Proceeds from business divestiture	24,407	997
Proceeds from sale of capital assets	5	1,160
Business acquisitions, net of cash acquired	541	(9,983)
Proceeds from sale of promissory notes	26,000	—
Distributions from investments	1,427	26
Net cash provided by (used in) investing activities	$34,152	$(63,681)
(See accompanying notes to Unaudited Condensed Consolidated Financial Statements)

ACREAGE HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(continued)
	Nine Months Ended September 30,
(in thousands)	2021	2020
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party debt	$—	$5,000
Repayment of related party loan	—	(20,000)
Proceeds from debt financing	6,301	129,000
Deferred financing costs paid	(975)	(3,317)
Proceeds from equity transactions	—	27,887
Collateral received from financing agreement	—	22,000
Repayment of debt	(46,321)	(10,822)
Net cash (used in) provided by financing activities	$(40,995)	$149,748
Net (decrease) increase in cash, cash equivalents, restricted cash, and cash held for sale	$(25,155)	$41,859
Cash, cash equivalents, restricted cash, and cash held for sale - Beginning of period	54,639	26,600
Cash, cash equivalents, restricted cash, and cash held for sale - End of period	$29,484	$68,459

RECONCILIATION OF CASH FLOW INFORMATION:
Cash and cash equivalents	$27,868	$46,363
Restricted cash	$1,098	$22,096
Cash held for sale	$518	$—
Total cash, cash equivalents, restricted cash, and cash held for sale at end of period	$29,484	$68,459
	Nine Months Ended September 30,
(in thousands)	2021	2020
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid - non-lease	$11,444	$988
Income taxes paid	6,346	867
OTHER NON-CASH INVESTING AND FINANCING ACTIVITIES:
Capital assets not yet paid for	$4,063	$5,625
Exchange of intangible assets to notes receivable	—	18,800
Holdback of Maine HSCP notes receivable	—	917
Promissory note conversion (Note 3)	10,880	10,087
Deferred tax liability related to business acquisition	—	3,077
Beneficial conversion feature	—	523
Convertible note conversion	—	550
Insurance proceeds not yet received	6,790	—
Non-cash proceeds from business divestiture	34,475	—
Unpaid debt issuance costs	—	4,968
(See accompanying notes to Unaudited Condensed Consolidated Financial Statements)

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)
1.	NATURE OF OPERATIONS
Acreage Holdings, Inc. (the “Company”, “Pubco” or “Acreage”) was originally incorporated under the Business Corporations Act (Ontario) on July 12, 1989 as Applied Inventions Management Inc. On August 29, 2014, the Company changed its name to Applied Inventions Management Corp. The Company continued into British Columbia and changed its name to “Acreage Holdings, Inc.” on November 9, 2018. The Company’s Class E subordinate voting shares (“Fixed Shares”) and Class D subordinate voting shares (“Floating Shares”) are listed on the Canadian Securities Exchange under the symbols “ACRG.A.U” and “ACRG.B.U”, respectively, quoted on the OTCQX under the symbols “ACRHF” and “ACRDF”, respectively, and traded on the Frankfurt Stock Exchange under the symbols “0VZ1” and “0VZ2”, respectively. The Company indirectly owns, operates and has contractual relationships with cannabis cultivation facilities, dispensaries and other cannabis-related companies in the United States (“U.S.”).
High Street Capital Partners, LLC, a Delaware limited liability company doing business as “Acreage Holdings” (“HSCP”), was formed on April 29, 2014. The Company became the indirect parent of HSCP on November 14, 2018 in connection with the reverse takeover (“RTO”) transaction described below.
The Company’s principal place of business is located at 450 Lexington Avenue, #3308, New York, New York in the U.S. The Company’s registered and records office address is Suite 2800, Park Place, 666 Burrard Street, Vancouver, British Columbia in Canada.
The RTO transaction
On September 21, 2018, the Company, HSCP, HSCP Merger Corp. (a wholly-owned subsidiary of the Company), Acreage Finco B.C. Ltd. (a special purpose corporation) (“Finco”), Acreage Holdings America, Inc. (“USCo”) and Acreage Holdings WC, Inc. (“USCo2”) entered into a business combination agreement (the “Business Combination Agreement”) whereby the parties thereto agreed to combine their respective businesses, which would result in the RTO of Pubco by the security holders of HSCP, which was deemed to be the accounting acquiror. On November 14, 2018, the parties to the Business Combination Agreement completed the RTO.
Canopy Growth Corporation transaction
On June 27, 2019, the Company and Canopy Growth Corporation (“Canopy Growth” or “CGC”) implemented the Prior Plan of Arrangement (as defined in Note 13) contemplated by the Original Arrangement Agreement (as defined in Note 13). Pursuant to the Prior Plan of Arrangement, Canopy Growth was granted an option to acquire all of the issued and outstanding shares of the Company in exchange for the payment of 0.5818 of a common share in the capital of Canopy Growth for each Class A subordinate voting share (each, a “SVS”) held (with the Class B proportionate voting shares (the “PVS”) and Class C multiple voting shares (the “MVS”) being automatically converted to SVS immediately prior to consummation of the Acquisition (as defined in Note 13), which original exchange ratio was subject to adjustment in accordance with the Original Arrangement Agreement. Canopy Growth was required to exercise the option upon a change in federal laws in the United States to permit the general cultivation, distribution and possession of marijuana (as defined in the relevant legislation) or to remove the regulation of such activities from the federal laws of the United States (the “Triggering Event”) and, subject to the satisfaction or waiver of certain closing conditions set out in the Original Arrangement Agreement, Canopy Growth was required to acquire all of the issued and outstanding SVS (following the mandatory conversion of the PVS and MVS into SVS).
On June 24, 2020, Canopy Growth and the Company entered into an agreement to, among other things, amend the terms of the Original Arrangement Agreement and the terms of the Prior Plan of Arrangement (the “Amended Arrangement”). On September 16, 2020, the Company’s shareholders voted in favor of a special resolution authorizing and approving the terms of, among other things, the Amended Arrangement. Subsequently, on September 18, 2020, the Company obtained a final order from the Supreme Court of British Columbia approving the Amended Arrangement, and on September 23, 2020 the Company and Canopy Growth entered into the Amending Agreement (as defined in Note 13) and implemented the Amended Arrangement. Pursuant to the Amended Arrangement, the Company’s articles were

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

amended to create the Fixed Shares, the Floating Shares and the Class F multiple voting shares (the “Fixed Multiple Shares”), and each outstanding SVS was exchanged for 0.7 of a Fixed Share and 0.3 of a Floating Share, each outstanding PVS was exchanged for 28 Fixed Shares and 12 Floating Shares, and each outstanding MVS was exchanged for 0.7 of a Fixed Multiple Share and 0.3 of a Floating Share. Refer to Note 13 for further discussion.
Pursuant to the implementation of the Amended Agreement, on September 23, 2020, a subsidiary of Canopy Growth advanced gross proceeds of $50,000 to Universal Hemp, LLC, an affiliate of the Company. The debenture bears interest at a rate of 6.1% per annum. Refer to Note 10 for further discussion.
COVID-19
In December 2019, a novel strain of coronavirus (“COVID-19”) emerged in Wuhan, China. Since then, it has spread to other countries and infections have been reported around the world. On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic.
In response to the outbreak, governmental authorities in the United States, Canada and internationally have introduced various recommendations and measures to try to limit the pandemic, including travel restrictions, border closures, non-essential business closures, quarantines, self-isolations, shelters-in-place and social distancing. The COVID-19 outbreak and the response of governmental authorities to try to limit it are having a significant impact on the private sector and individuals, including unprecedented business, employment and economic disruptions. Management has been closely monitoring the impact of COVID-19, with a focus in the health and safety of the Company’s employees, business continuity and supporting its communities. The Company has implemented various measures to reduce the spread of the virus, including implementing social distancing measures at its cultivation facilities, manufacturing facilities, and dispensaries, enhancing cleaning protocols at such facilities and dispensaries and encouraging employees to adhere to preventative measures recommended by local, state, and federal health officials.
Significant uncertainty continues to exist concerning the magnitude of the impact of the COVID-19 pandemic and its variants.
2.	SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation and going concern
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary for a fair presentation have been reflected in these unaudited condensed consolidated financial statements. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2021, or any other period.
As reflected in the financial statements, the Company had an accumulated deficit as of September 30, 2021, as well as a net loss and net cash used in operating activities for the reporting period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the issuance of these financial statements.
However, management believes that substantial doubt about the Company’s ability to meet its obligations for the next twelve months from the date these financial statements were issued has been alleviated due to, but not limited to, (i) access to future capital commitments, (ii) continued sales growth from the Company’s consolidated operations, (iii) latitude as to the timing and amount of certain operating expenses as well as capital expenditures, (iv) restructuring plans that have already been put in place to improve the Company’s profitability, (v) the Standby Equity Distribution Agreement (refer to Note 13 and 17 for further discussion) and (vi) the anticipated Non-Core Divestitures (refer to Note 3 for further discussion).

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

If the Company is unable to raise additional capital whenever necessary, it may be forced to decelerate or curtail its footprint buildout or other operational activities until such time as additional capital becomes available. Such limitation of the Company’s activities would allow it to slow its rate of spending and extend its use of cash until additional capital is raised. However, management cannot provide any assurances that it will be successful in accomplishing any of the Company’s plans. Management also cannot provide any assurance as to unforeseen circumstances that could occur at any time within the next twelve months or thereafter which could increase the Company’s need to raise additional capital on an immediate basis.
These interim unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, dated March 25, 2021, as filed with the Securities and Exchange Commission (the “2020 Form 10-K”).
Emerging growth company
The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies.
Functional and presentation currency
The unaudited condensed consolidated financial statements and the accompanying notes are expressed in U.S. dollars. Financial metrics are presented in thousands. Other metrics, such as shares outstanding, are presented in thousands unless otherwise noted.
Use of estimates
The preparation of the Company’s unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts that are reported in the unaudited condensed consolidated financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may differ from those estimates. Significant estimates inherent in the preparation of the accompanying unaudited condensed consolidated financial statements include the fair value of assets acquired and liabilities assumed in business combinations, assumptions relating to equity-based compensation expense, estimated useful lives for property, plant and equipment and intangible assets, the valuation allowance against deferred tax assets and the assessment of potential impairment charges on goodwill, intangible assets and investments in equity and notes receivable.
Basis of consolidation
The unaudited condensed consolidated financial statements include the accounts of Acreage, its subsidiaries and variable interest entities (“VIEs”) where the Company is considered the primary beneficiary, if any, after elimination of intercompany accounts and transactions. Investments in entities in which the Company has significant influence, but less than a controlling financial interest, are accounted for using the equity method. The Company’s proportionate share of net income or loss of the entity is recorded in Income (loss) from investments, net in the Consolidated Statements of Operations.
The unaudited and audited consolidated financial statements are referred to as the “Financial Statements” herein. The unaudited condensed consolidated statements of operations are referred to as the “Statements of Operations” herein. The unaudited and audited condensed consolidated statements of financial position are referred to as the “Statements of Financial Position” herein. The unaudited condensed consolidated statements of cash flows are referred to as the “Statements of Cash Flows” herein.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Restricted cash
Restricted cash represents funds contractually held for specific purposes (refer to Note 10) and, as such, not available for general corporate purposes.
Impairment of long-lived assets
Goodwill and indefinite-lived intangible assets are not subject to amortization and are tested for impairment annually or more frequently if events or changes in circumstances indicate that they might be impaired. Goodwill and indefinite-lived intangible assets are tested at the individual business level. The Company may first assess qualitative factors and, if it determines it is more likely than not that the fair value is less than the carrying value, then proceed to a quantitative test if necessary.
Finite-lived intangible assets and other long-lived assets are tested for impairment based on undiscounted cash flows when events or changes in circumstances indicate that the carrying amount may not be recoverable.
Accounting for warrants and convertible notes
The Company determines the accounting classification of warrants it issues, as either liability or equity classified, by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Under ASC 480, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate the Company to settle the warrants or the underlying shares by paying cash or other assets, or warrants that must or may require settlement by issuing a variable number of shares.
If warrants do not meet the liability classification under ASC 480-10, the Company assesses the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the warrants do not require liability classification under ASC 815-40, and in order to conclude equity classification, the Company also assesses whether the warrants are indexed to its common stock and whether the warrants are classified as equity under ASC 815-40 or other applicable U.S. GAAP. After all relevant assessments, the Company concludes whether the warrants are classified as liability or equity. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance with all changes in fair value after the issuance date recorded in the statements of operations. Equity classified warrants only require fair value accounting at issuance with no changes recognized subsequent to the issuance date.
The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the difference between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. The debt discounts under these arrangements are amortized over the earlier of (i) the term of the related debt using the straight line method which approximates the interest rate method or (ii) redemption of the debt. The amortization of debt discounts is included as a component of Interest expense in the accompanying Statements of Operations. Refer to Note 10 for further discussion.
Assets held for sale
The Company classifies long-lived assets or disposal groups as held for sale in the period when the following held for sale criteria are met: (i) the Company commits to a plan to sell; (ii) the long-lived asset or disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such long-lived assets or disposal groups; (iii) an active program to locate a buyer and other actions required to complete the plan to sell have been initiated; (iv) the sale is probable within one year; (v) the asset or disposal group is being actively marketed for

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

sale at a price that is reasonable in relation to its current fair value; and (vi) it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. In accordance with ASC 360-10, Property, Plant and Equipment, long-lived assets and disposal groups classified as held for sale are measured at the lower of their carrying amount or fair value less costs to sell.
Other assets
The Company’s Other current assets balance on the Statement of Financial Position consists of accounts receivables, billed receivables, and other receivables, net of allowance for doubtful accounts, as well as prepaid expenses and other current assets as of September 30, 2021.
Net loss per share
Net loss per share represents the net loss attributable to shareholders divided by the weighted average number of shares outstanding during the period on an as converted basis. Basic and diluted loss per share are the same as of September 30, 2021 and 2020 as the issuance of shares upon conversion, exercise or vesting of outstanding units would be anti-dilutive in each period. There were 42,621 and 46,541 potentially dilutive instruments outstanding as of September 30, 2021 and 2020, respectively. Refer to Note 16 for further discussion.
Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13 - Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which was subsequently revised by ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03. ASU 2016-13 introduces a new model for assessing impairment on most financial assets. Entities will be required to use a forward-looking expected loss model, which will replace the current incurred loss model, which will result in earlier recognition of allowance for losses. As an emerging growth company, the Company has elected to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Securities and Exchange Act of 1934. Accordingly, ASU 2016-13 will be effective for the Company’s first interim period of fiscal 2023, and the Company is currently evaluating the impact of the new standard.
3.	ACQUISITIONS, DIVESTITURES AND ASSETS HELD FOR SALE
Acquisitions
During the nine months ended September 30, 2021, the Company completed the business combination below. The preliminary purchase price allocation is as follows:
Purchase Price Allocation	CWG (1)
Cash and cash equivalents	$828
Inventory	1,200
Other current assets	347
Capital assets	3,312
Operating lease ROU asset	1,584
Goodwill	5,682
Other non-current assets	40
Accounts payable and accrued liabilities	(464)
Taxes payable	(68)
Operating lease liability, current	(193)
Other current liabilities	3
Operating lease liability, non-current	(1,391)
Fair value of net assets acquired	$10,880

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Purchase Price Allocation	CWG (1)

Consideration paid:
Settlement of pre-existing relationship	$10,880
Total consideration	$10,880
(1)	On April 30, 2021, a subsidiary of the Company acquired 100% of CWG Botanicals, Inc. (“CWG”), an adult-use cannabis cultivation and processing operations in the state of California.
The consideration paid for CWG consisted of the settlement of a pre-existing relationship, which included a line of credit of $9,321 and the related interest receivable of $1,559, which were both previously recorded in Notes receivable, non-current on the Statements of Financial Position.
The preliminary purchase price allocation is based upon preliminary valuations and our estimates and assumptions are subject to change within the purchase price allocation period (generally one year from the acquisition date). The primary areas of the purchase price allocation that are not yet finalized relate to the valuation of the tangible and intangible assets acquired and the residual goodwill.
On March 19, 2021, a subsidiary of the Company, HSC Solutions, LLC (“HSC Solutions”) entered into an assignment of membership agreement to acquire the remaining non-controlling interests of its subsidiary, NCC Real Estate, LLC (“NCCRE”), based primarily on the fair value of property held by NCCRE estimated in the amount of $850. The consideration paid to the non-controlling interest sellers of $286 was recorded in Additional paid-in capital and Non-controlling interests on the Statements of Financial Position. Additionally, the Company subsequently repaid the outstanding principal balance of the NCCRE secured loan. Refer to Note 10 for further discussion.
During the nine months ended September 30, 2020, the Company completed the following business combination and allocated the purchase price as follows:
Purchase Price Allocation	CCF(1)
Cash and cash equivalents	$17
Inventory	1,969
Other current assets	3,164
Capital assets	4,173
Operating lease ROU asset	4,455
Goodwill	5,247
Intangible assets - cannabis licenses	10,000
Other non-current assets	10
Accounts payable and accrued liabilities	(228)
Taxes payable	(17)
Other current liabilities	(4,248)
Operating lease liability	(4,455)
Fair value of net assets acquired	$20,087

Consideration paid:

Cash	$10,000
Settlement of pre-existing relationship	10,087
Total consideration	$20,087
(1)	On June 26, 2020, a subsidiary of the Company acquired 100% of Compassionate Care Foundation, Inc. (“CCF”), a New Jersey vertically integrated medical cannabis nonprofit corporation.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

The settlement of pre-existing relationship included in the transaction price includes a $7,952 line of credit as well as interest receivable of $2,135 which were both previously recorded in Notes receivable, non-current in the Statements of Financial Position. The carrying value of these amounts approximated their fair value.
Divestitures
On April 27, 2021, a subsidiary of the Company sold all equity interests in Acreage Florida, Inc. (“Acreage Florida”), for an aggregate sale price of $60,000. Acreage Florida is licensed to operate medical cannabis dispensaries, a processing facility and a cultivation facility in the state of Florida. The aggregate purchase price consisted of approximately $21,500 in cash, $7,000 of the buyer’s common stock, subject to a rolling lock up restriction period ending one year after the disposition date, with the lock up expiring in monthly 1/6th increments beginning October 27, 2021, and secured promissory notes totaling approximately $31,500. This resulted in a gain on sale of $11,682 recorded in Other income (loss), net on the Statements of Operations for the nine months ended September 30, 2021. Further, the Company de-recognized deferred tax liabilities related to indefinite-lived intangible lived assets held by Acreage Florida of $6,044 as a result of the disposition in Other income (loss), net on the Statements of Operations for the nine months ended September 30, 2021,
On May 8, 2020, the Company sold all equity interests in Acreage North Dakota, LLC, a medical cannabis dispensary holder and operator for $1,000. This resulted in gain on sale recorded of $217 recorded in Other income (loss), net on the Statements of Operations for the nine months ended September 30, 2020.
Assets Held for Sale
On June 30, 2020, the Company determined certain businesses and assets met the held-for-sale criteria. The Company identified the following businesses as their separate disposal groups: Acreage Florida, Kanna, Inc., Maryland Medicinal Research & Caring, LLC (“MMRC”) and certain Oregon entities comprising 22nd & Burn, Inc., The Firestation 23, Inc., East 11th Incorporated and a dispensary in Springfield, Oregon, collectively (“Cannabliss”). Concurrently, as further disposal groups, the Company identified certain assets owned in HSCP Oregon, LLC (comprising Medford and Powell) and Michigan as held-for-sale.
In accordance with ASC 205-20-45 - Discontinued Operations, a disposal of a component of an entity shall be reported in discontinued operations if the divestiture represents a strategic shift that will have a major effect on the entity’s operations and financial results. Management determined that the expected divestitures will not represent a strategic shift that will have a major effect on the Company’s operations and financial results and thus will not report the expected divestitures of these assets as discontinued operations.
Upon classification of the disposal groups as held for sale, the Company tested each disposal group for impairment and recognized charges of $11,003 for the year ended December 31, 2020 to write the disposal groups down to its fair value less costs to sell. During the nine months ended September 30, 2021, the Company recognized a recovery on the Acreage Florida disposal group of $8,616 within Write down (recovery) of assets held-for-sale on the Statements of Operations as the estimated fair value less costs to sell increased. Additionally, all assets and liabilities determined within these disposal groups were transferred into Assets held-for-sale and Liabilities related to assets held-for-sale on the Statements of Financial Position, respectively as of September 30, 2021 from each of their previous respective financial statement captions. Refer to the table below for further details.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

The preliminary fair values of the major classes of assets and liabilities of the businesses and assets classified as held-for-sale on the Statements of Financial Position are presented below and are subject to change based on developments during the sales process.
	September 30, 2021
	Kanna, Inc.(4)	MMRC(1)	Michigan(4)	Cannabliss(3)	OR - Medford(2)	OR - Powell(2)	Total
Cash	$—	$—	$—	$518	$—	$—	$518
Inventory	$—	$—	$—	$166	$100	$57	$323
Notes receivable, current	—	—	—	—	70	—	70
Other current assets	—	30	—	6	—	—	36
Total current assets classified as held-for-sale	—	30	—	690	170	57	947
Capital assets, net	1,156	286	7,469	83	2,252	7	11,253
Operating lease right-of-use assets	944	362	—	1,210	321	164	3,001
Intangible assets, net	970	801	—	—	—	—	1,771
Goodwill	—	—	—	2,191	—	—	2,191
Other non-current assets	—	—	—	21	70	18	109
Total assets classified as held for sale	$3,070	$1,479	$7,469	$4,195	$2,813	$246	$19,272

Accounts payable and accrued liabilities	$(98)	$(3)	$—	$(276)	$(5)	$(48)	$(430)
Taxes payable	(15)	—	—	—	—	—	(15)
Operating lease liability, current	(279)	(32)	—	(259)	(146)	(54)	(770)
Other current liabilities	—	—	—	—	—	—	—
Total current liabilities classified as held-for-sale	(392)	(35)	—	(535)	(151)	(102)	(1,215)
Operating lease liability, non-current	(397)	(299)	—	(730)	(167)	—	(1,593)
Total liabilities classified as held-for-sale	$(789)	$(334)	$—	$(1,265)	$(318)	$(102)	$(2,808)
(1)
In August 2020, the Company entered into a transaction of sale for MMRC for $1,500 with a buyer. The Company’s applicable subsidiary, when permitted by state law, will transfer all of the issued and outstanding membership interests of MMRC to the buyer. In the interim, and subject to regulatory approval, the buyer and MMRC will enter into a management services agreement for the management and operation of MMRC until such time as the Company can transfer the equity of MMRC to the buyer.

(2)
In February 2021, a subsidiary of the Company entered into a definitive agreement and management services agreement to sell an indoor cultivation facility in Medford, Oregon and a retail dispensary in Portland, Oregon, for total consideration of $3,000, to be paid in a series of tranches based on estimated regulatory approvals expected not to exceed 18 months.

(3)
In September 2021, a subsidiary of the Company entered into a definitive agreement and management services agreements to sell, upon regulatory approval, four retail dispensaries in Oregon for total consideration of $6,500, consisting of a $250 cash payment at the time of signing and a 10-month secured promissory note.

(4)
Specific market conditions related to these businesses and assets have changed subsequent to their initial classification as held-for-sale. The Company continues to be committed to these sales, has adjusted its expectations and continues to actively market these businesses and assets at a reasonable price given the change in market conditions and the ongoing impact of COVID-19 pandemic.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

4.	INTANGIBLE ASSETS AND GOODWILL
Intangible assets
The following table details the intangible asset balances by major asset classes:
Intangibles	September 30, 2021	December 31, 2020
Finite-lived intangible assets:
Management contracts	$14,893	$19,580
Accumulated amortization on finite-lived intangible assets:
Management contracts	(8,980)	(5,262)
Finite-lived intangible assets, net	5,913	14,318

Indefinite-lived intangible assets
Cannabis licenses	118,621	124,665
Total intangibles, net	$124,534	$138,983
The intangible assets balance as of September 30, 2021 excludes intangible assets reclassified to assets held for sale. Refer to Note 3 for further discussion. The average useful life of finite-lived intangible assets ranges from one to five years.
Impairment of intangible assets
During the nine months ended September 30, 2021, the Company recognized an impairment charge of $818, related to its finite-lived intangible asset at Prime Alternative Treatment Center Consulting, LLC (“PATCC”), due to changes in expected cash flows pursuant to a revised consulting services agreement, recognized in Impairments, net on the Statements of Operations. This impairment resulted in the recognition of a tax provision benefit and an associated reversal of deferred tax liabilities of $1 and $207 during the three and nine months ended September 30, 2021, respectively.
In December 2019, a novel strain of coronavirus emerged in Wuhan, China, which since then, has spread worldwide. As a result of the global economic impact and uncertainty due to the COVID-19 pandemic, the Company concluded a triggering event had occurred as of March 31, 2020, and accordingly, performed interim impairment testing.
■
During the nine months ended September 30, 2020, the Company performed a quantitative analysis and concluded certain of the indefinite-lived cannabis licenses had a fair value below the carrying value. Accordingly, during the nine months ended September 30, 2020, the Company recognized impairment charges of $92,798 with respect to its indefinite-lived intangible assets at Acreage Florida, Form Factory Holdings, LLC (“Form Factory”) and Kanna, Inc. The charge is recognized in Impairments, net on the Statements of Operations.

■
During the nine months ended September 30, 2020, the Company evaluated the recoverability of the related finite-lived intangible assets to be held and used by comparing the carrying amount of the assets to the future net undiscounted cash flows expected to be generated by the assets, or comparable market sales data to determine if the carrying value is recoverable. Accordingly, during the nine months ended September 30, 2020, the Company recognized impairment charges of $8,324, with respect to its finite-lived intangible assets at Form Factory and CWG Botanicals, Inc. (“CWG”). This charge was recognized in Impairments, net on the Statements of Operations.

■
These impairments resulted in the recognition of a tax provision benefit and an associated reversal of deferred tax liabilities of $75 and $31,473 during the three and nine months ended September 30, 2020, respectively.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

On March 6, 2020, a subsidiary of the Company closed on a refinancing, transaction and conversion related to Northeast Patients Group, operating as Wellness Connection of Maine (“WCM”), a medical cannabis business in Maine, resulting in ownership of WCM by three individuals. In connection with the transaction, WCM converted from a non-profit corporation to a for-profit corporation. Refer to Note 6 for further discussion. Concurrently, a portion of the management contract was converted into a promissory note of $18,800 in Notes receivable, non-current on the Statements of Financial Position in exchange for the previously held management contract. An impairment was determined as the differential between the net carrying value of the previously held management contract and the promissory note received in exchange. This resulted in an impairment loss to finite-lived intangible assets of $9,395 in Impairments, net on the Statements of Operations for the nine months ended September 30, 2020.
Amortization of intangible assets
During the nine months ended September 30, 2021, the Company terminated and de-recognized a Management Contract for $1,574 with CWG as a result of the competed acquisition. The remaining amortization related to the disposition was recognized in full in Depreciation and amortization on the Statements of Operations. Refer to Note 3 for further discussion of the CWG acquisition.
During the nine months ended September 30, 2021, the Company revised the estimated useful lives related to its management services agreements with Greenleaf Apothecaries, LLC, Greenleaf Therapeutics, LLC and Greenleaf Gardens, LLC (together “Greenleaf), due to changes in the expected duration of these agreements. Refer to Note 17 for further discussion of the Greenleaf acquisition.
Amortization expense recorded during the three and nine months ended September 30, 2021 was $3,117 and $7,588, respectively. Amortization expense recorded during the three and nine months ended September 30, 2020 was $541 and $2,248, respectively.
Expected annual amortization expense for existing intangible assets subject to amortization at September 30, 2021 is as follows for each of the next five fiscal years:
Amortization of Intangibles	2021	2022	2023	2024	2025
Amortization expense	$3,281	$657	$657	$657	$657
Goodwill
The following table details the changes in the carrying amount of goodwill:
Goodwill	Total
December 31, 2020	$31,922
Acquisitions	5,682
September 30, 2021	$37,604
During the nine months ended September 30, 2021, the Company recognized $5,682 in goodwill based on the preliminary purchase price allocation related to the acquisition of CWG. Refer to Note 3 for further discussion.
Also as a result of the global economic impact and uncertainty due to the COVID-19 pandemic, the Company concluded a triggering event had occurred as of March 31, 2020, and accordingly, performed interim impairment testing.
During the nine months ended September 30, 2020, the Company recognized impairment charges of $65,304, with respect to its goodwill related to Form Factory. The Company applied the discounted cash flow approach to determine the fair value of Form Factory. The charge is recognized in Impairments, net on the Statements of Operations.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Pursuant to the WCM refinancing described above, the Company recognized an impairment loss to goodwill of $11,586 on Impairments, net on the Statements of Operations for the nine months ended September 30, 2020. This was determined as the differential between the net carrying value of the previously held management contract and the promissory note received in exchange.
5.	INVESTMENTS
The carrying values of the Company’s investments in the Statements of Financial Position as of September 30, 2021 and December 31, 2020 are as follows:
Investments	September 30, 2021	December 31, 2020
Investments held at FV-NI	38,921	34,126
Equity method investments	—	—
Total long-term investments	$38,921	$34,126
(Loss) income from investments, net in the Statements of Operations during the three and nine months ended September 30, 2021 and 2020 is as follows:
Investment (loss) income	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Investments held at FV-NI	489	614	(777)	877
Equity method investments	—	(1,047)	—	(1,072)
(Loss) income from investments, net	$489	$(433)	$(777)	$(195)
Investments held at FV-NI
The Company has investments in equity of several companies that do not result in significant influence or control. These investments are carried at fair value, with gains and losses recognized in the Statements of Operations.
Equity method investments
With a portion of the proceeds for the 6.1% loan received by Universal Hemp, LLC (“Universal Hemp”), Acreage engaged an investment advisor (the “Investment Advisor”) which, under the Investment Advisor’s sole discretion, invested on behalf of Universal Hemp $34,019 on September 28, 2020. As a result, Universal Hemp acquired 34,019 class B units, at $1 par value per unit, which represented 100% financial interest in an Investment Partnership, a Canada-based limited partnership. An affiliate of the Institutional Investor holds Class A units of the Investment Partnership. The general partner of the Investment Partnership is also an affiliate of the Institutional Investor. The Class B units are held by the Investment Advisor as an agent for Universal Hemp. Universal Hemp, through its investment with the Investment Advisor was determined to hold significant influence in the Investment Partnership in accordance with ASC 810 due to 1) the economic financial interest, and 2) the entitlement to matters as they pertain to ‘Extraordinary Resolution’ items as defined within the Investment Partnership Agreement. As a result, the Company accounted for the investment in the Investment Partnership under the equity method until December 2020. Refer to Note 10 for further discussion (“September 2020 Transactions”).
In December 2020, as the Company no longer held significant influence due to the removal of the Extraordinary Resolution entitlements and other revisions in the Investment Partnership Agreement, the Company changed its accounting for the Investment Partnership to recognize the investment at fair value, with gains and losses recognized in the Statements of Operations.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

6.	NOTES RECEIVABLE
Notes receivable as of September 30, 2021 and December 31, 2020 consisted of the following:
	September 30, 2021	December 31, 2020
Notes receivable	$77,755	$94,171
Interest receivable	5,231	5,762
Total notes receivable	$82,986	$99,933
Less: Notes receivable, current	1,552	2,032
Notes receivable, non-current	$81,434	$97,901
Interest income on notes receivable during the three and nine months ended September 30, 2021 totaled $1,067 and $4,125, respectively. Interest income on notes receivable during the three and nine months ended September 30, 2020 totaled $1,606 and $5,083, respectively.
The Company has determined that the collectibility of certain notes receivables is doubtful based on information available. As of September 30, 2021, the Company’s allowance for notes receivable and accrued interest was $1,831. For the three and nine months ended September 30, 2021, the Company recognized a loss of nil and $1,726, respectively. The charges are recorded in Loss on notes receivable on the Statements of Operations.
On April 27, 2021, the Company received three secured promissory notes in the aggregate amount of approximately $31,500 related to the sale of Acreage Florida. Of the approximately $31,500 in promissory notes, a promissory note for approximately
$3,500 was collected during the three and nine months ended September 30, 2021, and in June 2021, the remaining two promissory notes totaling $28,000 were sold in a related party transaction to Viridescent Realty Trust, Inc. (“Viridescent”) for cash proceeds of approximately $26,000. This sale resulted in a loss of approximately $2,000 recorded in Other income (loss), net on the Statements of Operations. Refer to Notes 3 and 14 for further discussion.
On March 6, 2020, a subsidiary of the Company closed on a refinancing transaction and conversion related to Northeast Patients Group, operating as WCM, a medical cannabis business in Maine, resulting in ownership of WCM by three individuals. In connection with the transaction, WCM converted from a non-profit corporation to a for-profit corporation. WCM previously had a series of agreements with Wellness Pain & Management Connection LLC (“WPMC”), which resulted in an outstanding balance of $18,800 due to WPMC as of closing of this transaction. A restated consulting agreement was put in place, whereby WCM agrees to pay a fixed annual fee of $120, payable monthly, in exchange for a suite of consulting services. In addition, a promissory note payable to WPMC was signed in the amount of $18,800 to convert the existing payment due into a fixed, secured debt obligation.
In order to fund the transaction of WCM, a subsidiary of the Company created a new Maine corporation, named Maine HSCP, Inc. (“Maine HSCP”). At closing, a subsidiary of the Company contributed $5,700 to Maine HSCP, and then sold 900 shares of Maine HSCP, constituting all of the outstanding equity interests of Maine HSCP, to three qualifying individuals in exchange for promissory notes of $1,900 each. Each note is secured by a pledge of the shares in Maine HSCP, and payment of the note is to be made solely from dividends paid to the shareholder by Maine HSCP, except for amounts to be paid to the shareholder to cover tax obligations. The Company’s relevant subsidiary has the option, exercisable at any time, to buy back the shares, at the higher of fair market value or the remaining balance under the promissory notes. The individuals also have the right at any time to put the shares to the Company’s subsidiary on the same terms. The net equity impact to the Company was nil, and the option described above is only redeemable if permissible pursuant to Maine regulations.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

On July 1, 2019, a subsidiary of the Company entered into $8,000 convertible note receivable with a west coast social equity program. Upon certain conditions related to a subsequent capital raise, the Company’s applicable subsidiary will obtain the right to convert its financing receivable to an ownership interest. The convertible note receivable matures in June 2022 and bears interest at a rate of 8% per annum. During the nine months ended September 30, 2020, the Company wrote off the note receivable and the accrued interest of $8,000 and $161, respectively, as the Company determined that the note was not collectible and recorded a loss on notes receivable of $8,161.
Subsequent to September 30, 2021, the Company completed the acquisition of Greenleaf, an operator of cultivation, processing and retail facilities in Ohio, As of September 30, 2021, notes receivable and interest receivable included $42,043 related to Greenleaf that were assumed as part of the acquisition and will be eliminated upon consolidation for periods after September 30, 2021. Refer to Note 17 for further discussion of the Greenleaf acquisition.
The Company provides revolving lines of credit to several entities under management services agreements which are included in notes receivable. The relevant terms and balances are detailed below.
Lines of Credit
			Balance as of
Counterparty	Maximum Obligation	Interest Rate	September 30, 2021	December 31, 2020
Greenleaf(1)	$31,200	3.25% - 4.75%	$29,422	$29,422
CWG Botanicals Inc. (“CWG”)(2)	12,000	8%	—	9,767
Compassionate Care Foundation, Inc. (“CCF”)(3)	12,500	18%	—	—
Prime Alternative Treatment Center, Inc. ("PATC")(4)	7,150	—%	4,030	4,650
Patient Centric of Martha’s Vineyard, Ltd. (“PCMV”)(5)	9,000	15%	4,854	6,873
Health Circle, Inc.(6)	8,000	15%	4,331	4,331
Total	$79,850		$42,637	$55,043
(1)
During the year ended December 31, 2018, a subsidiary of the Company extended lines of credit to Greenleaf, which mature in June 2023. Subsequent to September 30, 2021, the Company completed the acquisition of Greeneleaf. Refer to Note 17 for further discussion of the Greenleaf acquisition.

(2)	The revolving line of credit due from CWG matures in December 2021.
In April 2021, a subsidiary of the Company closed on its acquisition of CWG and the amounts outstanding under the line of credit was converted into equity in CWG. Refer to Note 3 for further discussion.
(3)	In September 2018, a subsidiary of the Company entered into a management agreement to provide certain advisory and consulting services to CCF for a monthly fee based on product sales.
In November 2019, certain changes in New Jersey state laws occurred to allow for-profit entities to hold cannabis licenses and certain regulatory approvals. Accordingly, a subsidiary of the Company entered into a Reorganization Agreement with CCF, whereby the management agreement will terminate and any outstanding obligations on the line of credit will convert to a direct ownership interest in CCF, which will convert to a for-profit entity. In June 2020, the transactions contemplated by the Reorganization Agreement closed and the line of credit converted into equity in CCF’s successor entity. Refer to Note 3 for further discussion.
(4)	PATC is a non-profit license holder in New Hampshire to which the Company’s consolidated subsidiary PATCC provides management or other consulting services.
In March 2021, PATC entered into a revised consulting services and line of credit agreement with PATCC, whereby previously unrecognized management fees were settled for $2,500, which was recognized in Other revenue, net during the nine months ended September 30, 2021. Pursuant to the revised line of credit agreement, the line of credit is non-interest bearing and will be repaid on a payment schedule with seven payments in the aggregate amount of $7,150 through June 2023.
(5)	In November 2018, a subsidiary of the Company entered into a services agreement with PCMV. The line of credit matures in November 2023. The services agreement was terminated in February 2020.
(6)
Health Circle, Inc. is a non-profit license holder in Massachusetts that formerly had a services agreement with the Company’s consolidated subsidiary MA RMD SCVS, LLC. The line of credit matures in November 2032. The services agreement was terminated in February 2020.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

7.	CAPITAL ASSETS, net
Net property and equipment consisted of:
	September 30, 2021	December 31, 2020
Land	$3,811	$3,811
Building	32,721	34,114
Right-of-use asset, finance leases	5,077	5,077
Construction in progress	27,420	13,697
Furniture, fixtures and equipment	21,741	18,062
Leasehold improvements	26,977	23,681
Capital assets, gross	$117,747	$98,442
Less: accumulated depreciation	(13,894)	(9,306)
Capital assets, net	$103,853	$89,136
In August 2021, the Company’s Sewell facility in New Jersey was negatively impacted by a tornado formation from Hurricane Ida. The unusually severe weather conditions caused widespread damage and resulted in a $9,130 loss to capital assets, which has been offset by expected insurance proceeds of $6,790. The net loss of $2,339 was recognized in Impairments, net on the Statements of Operations for the three months ended September 30, 2021. Refer to Note 13 - Commitments and contingencies for further information.
Depreciation of capital assets for the three and nine months ended September 30, 2021 include $928 and $2,083 of depreciation expense, and $876 and $2,567, that was capitalized to inventory, respectively. Depreciation of capital assets for the three and nine months ended September 30, 2020 include $855 and $2,640 of depreciation expense, and $553 and $1,881, that was capitalized to inventory, respectively.
8.	LEASES
The Company leases land, buildings, equipment and other capital assets which it plans to use for corporate purposes and the production and sale of cannabis products. Leases with an initial term of 12 months or less are not recorded on the Statements of Financial Position and are expensed in the Statements of Operations on the straight-line basis over the lease term. The Company does not have any material variable lease payments, and accounts for non-lease components separately from leases.
Balance Sheet Information	Classification	September 30, 2021	December 31, 2020
Right-of-use assets
Operating	Operating lease right-of-use assets	$22,349	$17,247
Finance	Capital assets, net	4,585	4,776
Total right-of-use assets		$26,934	$22,023

Lease liabilities
Current
Operating	Operating lease liability, current	$1,525	$1,492
Non-current
Operating	Operating lease liability, non-current	21,830	16,609
Financing	Debt, non-current	5,228	5,174
Total lease liabilities		$28,583	$23,275

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Statement of Operations Information	Classification	Three Months Ended September 30,		Nine Months Ended September 30,
		2021	2020	2021	2020
Short-term lease expense	General and administrative	$(40)	$437	$17	$1,108
Operating lease expense	General and administrative	1,038	2,062	3,175	6,512
Finance lease expense:
Amortization of right of use asset	Depreciation and amortization	63	87	190	81
Interest expense on lease liabilities	Interest expense	190	190	561	621
Sublease income	Other income (loss), net	—	—	(3)	(28)
Net lease cost		$1,291	$2,339	$3,923	$7,186
Statement of Cash Flows Information	Classification	Nine Months Ended September 30,
		2021	2020
Cash paid for operating leases	Net cash used in operating activities	$3,747	$5,803
Cash paid for finance leases - interest	Net cash used in operating activities	$508	$587
The following represents the Company’s future minimum payments required under existing leases with initial terms of one year or more as of September 30, 2021:
Maturity of lease liabilities	Operating Leases	Finance Leases
2021(1)	$890	$173
2022	3,505	701
2023	3,547	722
2024	3,697	743
2025	3,847	766
Thereafter	23,577	13,276
Total lease payments	$39,063	$16,381
Less: imputed interest	15,708	11,153
Present value of lease liabilities	$23,355	$5,228

Weighted average remaining lease term (years)	9	13
Weighted average discount rate	10%	12%
(1)	Includes minimum payments under existing operating leases currently classified as held-for-sale (Refer to Note 3 for discussion).
As of September 30, 2021, there have been no leases entered into that have not yet commenced.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

9.	INVENTORY
The Company’s inventory balance consists of the following:
	September 30, 2021	December 31, 2020
Retail inventory	$2,779	$1,803
Wholesale inventory	22,391	18,055
Cultivation inventory	5,085	2,317
Supplies & other	3,265	1,540
Total	$33,520	$23,715
10.	DEBT
The Company’s debt balances consist of the following:
Debt balances	September 30, 2021	December 31, 2020
NCCRE loan	$—	$470
Seller’s notes	2,581	2,581
Financing liability (related party)	15,253	15,253
Finance lease liabilities	5,228	5,174
3.55% Credit facility due 2021	—	20,043
3.55% Credit facility collateral (related party)	—	22,169
7.5% Loan due 2023 (related party)	32,328	32,124
6.1% Secured debenture due 2030 (related party)	45,936	46,085
Hempco Foros promissory note	—	2,000
Senior secured term loan facility	23,482	22,870
Construction financing loan	11,255	4,438
Canwell promissory note	6,500	7,250
Total debt	$142,563	$180,457
Less: current portion of debt	16,377	27,139
Total long-term debt	$126,186	$153,318
The interest expense related to the Company’s debt during the three and nine months ended September 30, 2021 and 2020 consists of the following:
Interest Expense	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
NCCRE loan	$—	$5	$5	$14
Seller’s notes	84	76	241	220
Financing liability (related party)	335	86	1,024	1,384
Finance lease liabilities	190	190	561	621
3.55% Credit facility due 2021	—	393	1,694	869
3.55% Credit facility collateral (related party)	—	167	1,541	1,524

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Interest Expense	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Convertible debenture	—	2,119	—	2,872
Bridge loan	—	3,011	—	3,502
7.5% Loan due 2023 (related party)	705	23	2,090	23
6.1% Secured debenture due 2030 (related party)	875	77	2,639	77
Hempco Foros promissory note	3	—	102	—
Senior secured term loan facility	1,428	—	4,175	—
Total interest expense	$3,620	$6,147	$14,072	$11,106
NCC Real Estate, LLC (“NCCRE”) loan
NCCRE, which is owned by the Company’s consolidated subsidiary HSC Solutions, entered into a $550 secured loan with a financial institution for the purchase of a building in Rolling Meadows, Illinois. The building is leased to NCC LLC. The secured loan carries a fixed interest rate of 3.7% and was due in December 2021. In connection with the Company acquiring the remaining non-controlling interests in NCCRE, the secured loan was repaid in March 2021 (refer to Note 3 for further discussion).
Seller’s notes
The Company issued Seller’s notes payable in connection with several transactions, bearing interest at rates ranging from 3.5% to 10%.
Related party debt
During the year ended December 31, 2019, Kevin Murphy, the Chairman of the board of directors, made a non-interest bearing loan of $15,000 to Acreage. In January 2020, Mr. Murphy made an additional non-interest bearing loan of $5,000 to Acreage. These amounts were repaid in March 2020.
In October 2020, Mr. Murphy made an interest bearing loan of $2,100 to the Company, bearing interest at 9.9% per annum. This amount was repaid in November 2020.
In addition, Mr. Murphy had an interest in the credit facility disclosed below under “3.55% Credit facility and collateral”, in connection with which he loaned $21,000 of the $22,000 borrowed by the Company, which was repaid in June 2021.
Financing liability (related party)
In connection with the Company’s failed sale-leaseback transaction, a financing liability was recognized equal to the cash proceeds received. The Company will recognize the cash payments made on the lease as interest expense, and the principal will be derecognized upon expiration of the lease.
3.55% Credit facility and collateral
In March 2020, the Company borrowed $21,000 from an institutional lender pursuant to a credit facility. The credit facility permits the Company to borrow up to $100,000, which may be drawn down by the Company in four tranches, maturing two years from the date of the first draw down. On the first advance of debt with a term of two years, the Company will pay an annual interest rate of 3.55% for the first year and LIBOR+7% after the first year. Pursuant to the

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

terms of the credit facility, any amounts borrowed are required to be fully collateralized by restricted cash of the aggregate principal amount plus $1,000. On March 11, 2021, the Company accelerated the maturity date related to this borrowing to June 15, 2021.
Also in March 2020, the Company closed $22,000 in borrowings pursuant to a loan transaction with IP Investment Company, LLC (the “IP Investment Company”). The maturity date is 366 days from the closing date of the loan transaction. The Company will pay monthly interest on the collateral in the form of 27 SVS through the maturity date. The lender may put any unsold interest shares to the Company upon maturity at a price of $4.50 per share. Mr. Murphy loaned $21,000 of the $22,000 borrowed by the Company to the lender. The loan is secured by the non-U.S. intellectual property assets, a cannabis state license and 12,000 SVS shares of the Company.
Pursuant to the Amended Arrangement, the monthly interest on the collateral payable to Mr. Murphy was modified to cash payments for the duration of the term at an interest rate of 12% per annum, payable upon maturity. The remaining interest will continue to be paid monthly in the form of 2 Fixed Shares and 1 Floating Share through the maturity date.
The Company has determined such equity interest on collateral to be a mandatorily redeemable financial instrument that is recorded as a liability in accordance with ASC 480 - Distinguishing liabilities from equity (“ASC 480”). The liability is calculated based upon the share interest multiplied by the maturity price of $4.50 per share.
On March 7, 2021, the Company extended the maturity date related to the $22,000 in borrowings with the Lender to March 31, 2021. On March 29, 2021, the Company further extended the maturity date of Tranche B of the loan transaction with the IP Investment Company, which is $21,000 of the $22,000 aggregate amount of the loan transaction, to June 30, 2021. Tranche A of the loan transaction, which is $1,000 of the $22,000 aggregate amount of the loan transaction, was subsequently repaid in April 2021. The lender of Tranche A of the loan transaction did not exercise their redemption right for the Company to repurchase the interest shares within the redemption period. Accordingly, the liability was reclassified into equity in April 2020.
On June 15, 2021, the Company subsequently repaid all amounts outstanding under the 3.55% credit facility. Additionally, Tranche B of the loan transaction with the IP Investment Company was subsequently repaid in June 2021.
September 2020 Transactions
On September 23, 2020, pursuant to the implementation of the Amended Arrangement (refer to Note 13), a subsidiary of Canopy Growth advanced gross proceeds of $50,000 (less transaction costs of approximately $4,025) to Universal Hemp, an affiliate of the Company, pursuant to the terms of a secured debenture (“6.1% Loan”). In accordance with the terms of the debenture, the funds cannot be used, directly or indirectly, in connection with or for any cannabis or cannabis-related operations in the United States, unless and until such operations comply with all applicable laws of the United States. An additional $50,000 may be advanced pursuant to the debenture subject to the satisfaction of certain conditions by Universal Hemp. The debenture bears interest at a rate of 6.1% per annum, matures 10 years from the date hereof or such earlier date in accordance with the terms of the debenture and all interest payments made pursuant to the debenture are payable in cash by Universal Hemp. The debenture is not convertible and is not guaranteed by Acreage.
With a portion of the proceeds for the 6.1% Loan received by Universal Hemp, Acreage engaged an Investment Advisor which, under the Investment Advisor’s sole discretion, invested on behalf of Universal Hemp $34,019 on September 28, 2020. As a result, Universal Hemp acquired 34,019 class B units, at $1.00 par value per unit, which represented 100% financial interest in the Investment Partnership, a Canada-based limited partnership. An affiliate of the Institutional Investor holds class A units of the Investment Partnership. The general partner of the Investment Partnership is also an affiliate of the Institutional Investor. The class B units are held by the Investment Advisor as an agent for Universal Hemp. Upon execution of the limited partnership agreement, $1,019 was distributed to the class A unit holders of the Investment Partnership.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

On September 28, 2020 the Company received gross proceeds of $33,000 (less transaction costs of approximately $959) from an affiliate of the Institutional Investor (the “Lender”) and used a portion of the proceeds of this loan to retire its short-term $11,000 convertible note (as described above) and its short-term note aggregating approximately $18,000 in October 2020, with the remainder being used for working capital purposes. The loan is unsecured, matures in 3 years and bears interest at a 7.5% annual interest rate. The Lender is controlled by the Institutional Investor. The Investment Partnership is the investor in the Lender.
Hempco Foros promissory note
In October 2020, Foros Securities LLC extended a promissory note of $2,000 to the Company bearing interest at 10% per annum. The promissory note matured on July 5, 2021 and the the outstanding principal was repaid in full.
Senior secured term loan facility
In October 2020, the Company’s subsidiary received initial commitments and funding from a syndicate of lenders for gross proceeds of $28,000 (before origination discounts and issuance costs of approximately $840 and $1,136, respectively) pursuant to a senior secured term loan facility at an annual interest rate of 15% with a maturity of 4 years from closing. The total amount available under the senior secured term loan facility is $70,000. In July 2021, the Company entered into a waiver to the loan agreement and certain debt covenants were revised, and the minimum cash liquidity position was increased.
In connection with the advance, the Company issued the lenders an aggregate of 1,557 Fixed Share Warrants with each Fixed Share Warrant exercisable for one Fixed Share and 698 Floating Share Warrants with each Floating Share Warrant exercisable for one Floating Share. The exercise price of each Fixed Share Warrant is $3.15 and the exercise price of each Floating Share Warrant is $3.01. The warrants are exercisable for a period of 4 years.
Construction financing loan
In November 2020, the Company entered into a loan agreement with a cannabis-focused real estate investment trust for a construction financing loan in the amount of $13,320 (with transaction costs of approximately $1,399). The loan agreement provides for an annual interest rate of 16% and a term of 18 months. The loan will be used to complete the expansion of the Company’s cultivation and processing factory in Illinois (the “Illinois Property”). The loan is secured by the Illinois Property and is subject to periodic advances to the Company to fund the completion of improvements or real property collateral or fund other amounts as permitted under the loan agreement.
CanWell promissory note
In November 2020, the Company issued a promissory note to the Canwell LLC (“Canwell”), which is non-interest bearing and payable based on a payment schedule with ten payments in the aggregate amount of $7,750 through December 31, 2024.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

11.	SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTERESTS
The table below details the change in Pubco shares outstanding by class for the nine months ended September 30, 2021:
Shareholders’ Equity	Fixed Shares	Floating Shares	Fixed Shares Held in Treasury	Floating Shares Held in Treasury	Fixed Multiple Shares	Total Shares Outstanding
December 31, 2020	71,346	30,628	(589)	(253)	118	101,250
Issuances	2,370	1,717	—	—	—	4,087
NCI conversions	746	320	—	—	—	1,066
September 30, 2021	74,462	32,665	(589)	(253)	118	106,403
During the nine months ended September 30, 2021, the Company issued 61 Fixed Shares and 28 Floating Shares as compensation for consulting services expense of $300, recorded in Other equity transactions on the Statements of Shareholders’ Equity. Additionally, during the nine months ended September 30, 2021, the Company issued 6 Fixed Shares and 3 Floating Shares related to the 3.55% Credit facility and collateral borrowings, recorded in Other equity transactions on the Statements of Shareholders’ Equity.
Pursuant to the Amended Arrangement, on September 23, 2020, Acreage completed a capital reorganization whereby (i) each existing SVS was exchanged for 0.7 of a Fixed Share and 0.3 of a Floating Share; (ii) each existing PVS was exchanged for 28 Fixed Shares and 12 Floating Shares; and (iii) each existing MVS was exchanged for 0.7 of a Fixed Multiple Share and 0.3 of a Floating Share. No fractional Fixed Shares, Fixed Multiple Shares or Floating Shares were issued pursuant to the Capital Reorganization. Refer to Note 13 for further discussion.
The table below details the change in Pubco shares outstanding by class for the nine months ended September 30, 2020:
Shareholders’ Equity	Subordinate Voting Shares	Subordinate Voting Shares Held in Treasury	Proportionate Voting Shares (as converted)	Multiple Voting Shares	Total Shares Outstanding
December 31, 2019	68,177	(842)	23,143	168	90,646
Issuances	9,518	—	—	—	9,518
NCI conversions	583	—	—	—	583
PVS conversions	1,231	—	(1,231)	—	—
Exchange pursuant to Amended Arrangement	(79,509)	842	(21,912)	(168)	(100,747)
September 22, 2020	—	—	—	—	—
Shareholders’ Equity	Fixed Shares	Floating Shares	Fixed Shares Held in Treasury	Floating Shares Held in Treasury	Fixed Multiple Shares	Total Shares Outstanding
September 23, 2020	70,994	30,476	(589)	(253)	118	100,746
Issuances	—	—	—	—	—	—
NCI conversions	—	—	—	—	—	—
September 30, 2020	70,994	30,476	(589)	(253)	118	100,746

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Warrants
A summary of the warrants activity outstanding is as follows:
Warrants	Nine Months Ended September 30, 2021
	Fixed Shares	Floating Shares
Beginning balance	7,131	3,087
Granted	—	—
Expired	—	—
Ending balance	7,131	3,087
Warrants	September 23,2020 to September 30, 2020		January 1, 2020 to September 22, 2020
	Fixed Shares	Floating Shares	SVS
Beginning balance	5,684	2,436	2,040
Granted	—	—	6,085
Expired	—	—	(4)
Modification pursuant to Amended Arrangement	—	—	(8,121)
Ending balance	5,684	2,436	—
On February 10, 2020, the Company raised $27,887, net of issuance costs, from a private placement of 6,085 special warrants priced at $4.93 per unit. Each special warrant was automatically exercised on March 2, 2020 for no additional consideration, into one unit comprised of one SVS and one SVS purchase warrant with an exercise price of $5.80 and a five-year term. Pursuant to the Amended Arrangement, the exercise price was thereafter amended to $4.00. Refer to Note 13 for further discussion. The Company evaluated the warrants for liability or equity classification in accordance with ASC 480 and determined that equity treatment was appropriate as the warrants only require settlement through the issuance of the Company’s common stock, which are not redeemable, and do not represent an obligation to issue a variable number of shares. Accordingly, the special warrants were classified as equity and are not subject to remeasurement at each balance sheet date.
In November 2020, in connection with the senior secured credit term loan facility, the Company issued an aggregate of 1,557 Fixed Share Warrants with each Fixed Share Warrant exercisable for one Fixed Share and 698 Floating Share Warrants with each Floating Share Warrant exercisable for one Floating Share. The exercise price of each Fixed Share Warrant is $3.15 and the exercise price of each Floating Share Warrant is $3.01. The warrants are exercisable for a period of 4 years. Refer to Note 10 for further discussion.
Pursuant to the Amended Arrangement, the exercise price of all other warrants outstanding as of September 30, 2021 is $17.50 and $7.50 per Fixed Share and Floating Share, respectively. Refer to Note 13 for further discussion.
The weighted-average remaining contractual life of the special warrants outstanding is approximately 3 years. The aggregate intrinsic value for Fixed Share Warrants and Floating Share Warrants outstanding as of September 30, 2021 was nil and nil, respectively.
In connection with the RTO, the Company issued warrants to purchase Pubco shares at $25 per share, which expire in November 2021. There was no aggregate intrinsic value for these warrants outstanding as of September 30, 2021 and 2020.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Non-controlling interests - convertible units
The Company has NCIs in consolidated subsidiaries USCo2 and HSCP. The non-voting shares of USCo2 and HSCP units make up substantially all of the NCI balance as of September 30, 2021 and are convertible for either 0.7 of a Fixed Share and 0.3 of a Floating Share of Pubco or cash, as determined by the Company. Summarized financial information of HSCP is presented below. USCo2 does not have discrete financial information separate from HSCP.
HSCP net asset reconciliation	September 30, 2021	December 31, 2020
Current assets	$95,688	$144,938
Non-current assets	406,428	410,269
Current liabilities	(42,704)	(80,649)
Non-current liabilities	(160,867)	(171,485)
Other NCI balances	(713)	(742)
Accumulated equity-settled expenses	(223,805)	(206,315)
Net assets	$74,027	$96,016
HSCP/USCo2 ownership % of HSCP	17.31%	18.68%
Net assets allocated to USCo2/HSCP	$12,813	$17,936
Net assets attributable to other NCIs	713	742
Total NCI	$13,526	$18,678
	Three Months Ended September 30,		Nine Months Ended September 30,
HSCP Summarized Statement of Operations	2021	2020	2021	2020
Net loss allocable to HSCP/USCo2	(10,052)	(45,059)	(18,882)	(322,129)
HSCP/USCo2 weighted average ownership % of HSCP	17.57%	16.62%	17.80%	20.00%
Net loss allocated to HSCP/USCo2	(1,766)	(7,488)	(3,361)	(64,426)
Net loss allocated to other NCIs	5	—	14	(515)
Net loss attributable to NCIs	(1,761)	(7,488)	(3,347)	(64,941)
As of September 30, 2021, USCo2’s non-voting shares owned approximately 0.52% of HSCP units. USCo2’s capital structure is comprised of voting shares (approximately 71%), all of which are held by the Company, and of non-voting shares (approximately 29%) held by certain former HSCP members. Certain executive employees and profits interests holders own approximately 16.79% of HSCP units. The remaining 82.69% interest in HSCP is held by USCo and represents the members’ equity attributable to shareholders of the parent.
During the nine months ended September 30, 2021 and 2020, the Company had several transactions with HSCP and USCo2 that changed its ownership interest in the subsidiaries but did not result in loss of control. These transactions included the redemption of HSCP and USCo2 convertible units for Pubco shares (as shown in the table below), and resulted in a $862 and $5,587 allocation from NCI to shareholders' equity for the nine months ended September 30, 2021 and 2020, respectively.
During the year ended December 31, 2020, Pubco, by way of Acreage CCF New Jersey, LLC, acquired 100% of the operations of CCF for total consideration of $20,087. Pubco subsequently transferred the ownership of Acreage CCF New Jersey, LLC to HSCP by way of issuance of $10,000 HSCP units at closing price.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

A reconciliation of the beginning and ending amounts of convertible units is as follows:
	Nine Months Ended September 30,
Convertible Units	2021	2020
Beginning balance	24,142	25,035
Vested LLC C-1s canceled	—	(1,310)
LLC C-1s vested	—	1,000
NCI units converted to Pubco	(1,066)	(583)
Ending balance	23,076	24,142
12.	EQUITY-BASED COMPENSATION EXPENSE
Equity-based compensation expense recognized in the Statements of Operations for the periods presented is as follows:
Equity-based compensation expense	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Equity-based compensation - Plan	$3,506	$7,607	$11,168	$33,388
Equity-based compensation - Plan (Plan of Arrangement Awards)(1)	662	2,688	6,023	14,680
Equity-based compensation - other	—	150	—	17,301
Total equity-based compensation expense	$4,168	$10,445	$17,191	$65,369
(1)	In accordance with the Prior Plan of Arrangement (as defined in Note 13) with Canopy Growth, awards were granted in July 2019, and amortized based on the vesting schedule set forth herein.
Amended Arrangement with Canopy Growth
On September 23, 2020, the Company announced the implementation of the Amended Arrangement (as defined in Note 13). Pursuant to the Amended Arrangement, the Company’s articles have been amended to create new Fixed Shares, Floating Shares and Fixed Multiple Shares. Consequently, the Company’s equity-based compensation was modified into new equity awards of the Company. Refer to Note 13 for further discussion.
Equity-based compensation - Plan (Acreage Holdings, Inc. Omnibus Incentive Plan)
In connection with the RTO transaction, the Company’s Board of Directors adopted an Omnibus Incentive Plan, as amended May 7, 2019 and June 19, 2019 and September 23, 2020 (the “Plan”), which permits the issuance of stock options, stock appreciation rights, stock awards, share units, performance shares, performance units and other stock-based awards up to an amount equal to 15% of the issued and outstanding Subordinate Voting Shares of the Company.
Pursuant to the Amended Arrangement, the Company retained the Plan described above, the upper limit of issuances being up to an amount equal to 15% of the issued and outstanding Fixed Shares and Floating Shares of the Company.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Restricted Share Units (“RSUs”)
	Nine Months Ended September 30, 2021
	Fixed Shares		Floating Shares
Restricted Share Units (Fair value information expressed in whole dollars)	RSUs	Weighted Average Grant Date Fair Value	RSUs	Weighted Average Grant Date Fair Value
Unvested, beginning of the period(1)	5,119	$9.24	2,688	$7.83
Granted	993	$3.02	385	$2.57
Forfeited	(399)	$3.70	(152)	$3.71
Vested	(2,178)	$10.13	(1,410)	$7.45
Unvested, end of period	3,535	$7.57	1,511	$7.26
Vested and unreleased	86	$14.95	246	$3.97
Outstanding, end of period	3,621	$7.74	1,757	$6.80
RSUs of the Company generally vest over a period of three years and RSUs granted to certain executives vest based on achievement of specific performance conditions. In certain situations for specified individuals, RSUs vest on an accelerated basis on separation. The fair value for RSUs are based on the Company’s share price on the date of the grant. The Company recorded $3,092 and $14,044 as compensation expense during the three and nine months ended September 30, 2021, respectively. The fair value of RSUs vested during the three and nine months ended September 30, 2021 was $718 and $15,045, respectively.
The total weighted average remaining contractual life and aggregate intrinsic value of unvested RSUs at September 30, 2021 was approximately 2 years and $10,992, respectively. Unrecognized compensation expense related to these awards at September 30, 2021 was $31,591 and is expected to be recognized over a weighted average period of approximately 2 years.
There were 86 Fixed RSUs and 246 Floating RSUs that were pending delivery or deferred as of September 30, 2021.
(1) Equity-based compensation - Plan (Plan of Arrangement Awards)
Included within the RSUs during the three and nine months ended September 30, 2021 are “Plan of Arrangement Awards” issued in connection with the RSUs which were granted in June and July 2019:
On June 27, 2019, pursuant to the Original Arrangement Agreement (as defined in Note 13), 4,909 RSUs were awarded in total to five executive employees under the Plan. These awards vest as follows: 25% in June 2020, 25% in June 2021 and 50% three months following the Acquisition (as defined in Note 13). The Company recorded nil and $3,494 as compensation expense during the three and nine months ended September 30, 2021, respectively, in connection with these awards. A discount for lack of marketability was applied that correlates to the period of time certain of these shares are subject to restriction.
On July 31, 2019, the Company issued 1,778 RSUs to employees with unvested RSUs and stock options ("make-whole awards") as at the date of the Option Premium payment (as defined in Note 13). The RSUs were issued to provide additional incentive for employees that were not eligible to receive the full Option Premium and were subject to the same vesting terms as the unvested options and RSUs held as of the grant date. The Company recorded $662 and $2,529 as compensation expense during the three and nine months ended September 30, 2021, respectively, in connection with these awards.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Stock options
	Nine Months Ended September 30, 2021
	Fixed Shares		Floating Shares
Stock Options (Exercise price expressed in whole dollars)	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Options outstanding, beginning of period	1,556	$11.18	1,818	$3.12
Granted	45	6.28	636	2.98
Forfeited	(71)	10.39	(35)	4.23
Exercised	—	—	—	—
Options outstanding, end of period	1,530	$11.07	2,419	$3.06

Options exercisable, end of period	983	$14.70	1,463	$3.27
Stock options of the Company generally vest over a period of three years and options granted to certain executives vest based on achievement of specific performance conditions. Stock options of the Company have an expiration period of 5 or 10 years from the date of grant. The weighted average contractual life remaining for options outstanding and exercisable as of September 30, 2021 was approximately 6 years. The Company recorded $1,076 and $3,147 as compensation expense during the three and nine months ended September 30, 2021, respectively, in connection with these awards. As of September 30, 2021, unamortized expense related to stock options totaled $2,106 and is expected to be recognized over a weighted-average period of approximately 1 year. As of September 30, 2021, the aggregate intrinsic value for unvested options was $2.3, and the aggregate intrinsic value for vested and exercisable was $2.3.
Equity-based compensation - other
HSCP C-1 Profits Interests Units (“Profits Interests”)
These membership units qualify as profits interests for U.S. federal income tax purposes and were accounted for in accordance with ASC 718, Compensation - Stock Compensation. HSCP amortizes awards over the related service periods and until awards are fully vested.
The Company recorded $70 as compensation expense in connection with these awards during the nine months ended September 30, 2020. The fair value of Profits Interests vested during the nine months ended September 30, 2020 was $1,239.
As of September 30, 2020, all Profits Interests were fully vested.
Restricted Shares (“RSs”)
In connection with the Company’s acquisition of Form Factory during 2019, 1,369 restricted shares with a grant date fair value of $20.45 were issued to former employees of Form Factory subject to future service conditions, which fully vest 24 months from the acquisition date. The fair value for RSs is based on the Company’s share price on the date of the grant. The Company recorded compensation expense of $1,704 and $17,081 during the three and nine months ended September 30, 2020, respectively, in connection with these awards.
As of December 31, 2020, all RSs were fully vested.
13. COMMITMENTS AND CONTINGENCIES
Commitments
The Company provides revolving lines of credit to several of its portfolio companies. Refer to Note 6 for further discussion.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Prior Plan of Arrangement with Canopy Growth
On June 19, 2019, the shareholders of the Company and of Canopy Growth separately approved the proposed plan of arrangement (the “Prior Plan of Arrangement”) involving the two companies, and on June 21, 2019, the Supreme Court of British Columbia granted a final order approving the Prior Plan of Arrangement. Effective June 27, 2019, the articles of the Company were amended pursuant to the Prior Plan of Arrangement to provide that, upon the occurrence (or waiver by Canopy Growth) of the Triggering Event, subject to the satisfaction of the conditions set out in the arrangement agreement entered into between Acreage and Canopy Growth on April 18, 2019, as amended on May 15, 2019 (the “Original Arrangement Agreement”), Canopy Growth will acquire (the “Acquisition”) all of the issued and outstanding shares in the capital of the Company (each, an “Acreage Share”). Under the terms of the Original Arrangement Agreement, holders of Acreage Shares and certain securities convertible or exchangeable into SVS as of the close of business on June 26, 2019, received approximately $2.63, being their pro rata portion (on an as converted to SVS basis) of $300,000 (the “Option Premium”) paid by Canopy Growth.
HSCP unit holders are required to convert their units within three years following the closing of the Acquisition as will holders of non-voting shares of USCo2.
Second Amendment to the Arrangement Agreement with Canopy Growth
On June 24, 2020, Acreage and Canopy Growth entered into a proposal agreement (the “Proposal Agreement”) which set out, among other things, the terms and conditions upon which the parties were proposing to enter into an amending agreement (the “Amending Agreement”) to amend the Original Arrangement Agreement, amend and restate the Prior Plan of Arrangement (the “Amended Plan of Arrangement”) and implement the Amended Plan of Arrangement pursuant to the Business Corporations Act (British Columbia). The effectiveness of the amendment to the Original Arrangement Agreement and the implementation of the Amended Plan of Arrangement was subject to the conditions set out in the Proposal Agreement, which included, among others, approval by (i) the Supreme Court of British Columbia at a hearing upon the procedural and substantive fairness of the terms and conditions of the Amended Arrangement; and (ii) the shareholders of Acreage as required by applicable corporate and securities laws.
Following the satisfaction of various conditions set forth in the Proposal Agreement, on September 23, 2020, Acreage and Canopy Growth entered into the Amending Agreement (and together with the Original Arrangement Agreement and any further amendments thereto, the “Arrangement Agreement”) and implemented the Amended Arrangement effective at 12:01 a.m. (Vancouver time) (the “Amendment Time”) on September 23, 2020 (the “Amendment Date”). Pursuant to the Amended Plan of Arrangement, Canopy Growth made a cash payment of $37,500 which was delivered to Acreage’s shareholders and certain holders of securities convertible or exchangeable into shares of Acreage. Acreage also completed a capital reorganization (the “Capital Reorganization”) effective as of the Amendment Time whereby: (i) each existing SVS was exchanged for 0.7 of a Fixed Share and 0.3 of a Floating Share; (ii) each issued and outstanding PVS was exchanged for 28 Fixed Shares and 12 Floating Shares; and (iii) each issued and outstanding MVS was exchanged for 0.7 of a Fixed Multiple Share and 0.3 of a Floating Share.
At the Amendment Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each option, restricted share unit, compensation option and warrant to acquire existing SVS that was outstanding immediately prior to the Amendment Time, was exchanged for a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire Fixed Shares (a “Fixed Share Replacement Security”) and a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire Floating Shares (a “Floating Share Replacement Security”) in order to account for the Capital Reorganization.
Pursuant to the Amended Plan of Arrangement, upon the occurrence or waiver (at the discretion of Canopy Growth) of the Triggering Event (the “Triggering Event Date”), Canopy Growth will, subject to the satisfaction or waiver of certain closing conditions set out in the Arrangement Agreement: (i) acquire all of the issued and outstanding Fixed Shares (following the mandatory conversion of the Fixed Multiple Shares into Fixed Shares) on the basis of 0.3048 of a common share of Canopy Growth (each whole common share, a “Canopy Growth Share”) for each Fixed Share held (the “Fixed Exchange Ratio”) at the time of the acquisition of the Fixed Shares (the “Acquisition Time”), subject to adjustment in accordance

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

with the terms of the Amended Plan of Arrangement (the “Canopy Call Option”); and (ii) have the right (but not the obligation) (the “Floating Call Option”), exercisable for a period of 30 days following the Triggering Event Date to acquire all of the issued and outstanding Floating Shares at a price to be determined based upon the 30 day volume-weighted average trading price of the Floating Shares, subject to a minimum price of $6.41, as may be adjusted in accordance with the terms of the Amended Plan of Arrangement, to be payable, at the option of Canopy Growth, in cash, Canopy Growth Shares or a combination thereof. If any portion is paid in Canopy Growth Shares, the number of Canopy Growth Shares to be exchanged for each Floating Share shall be determined on the basis of a 30 day volume-weighted average calculation using the Floating Shares (the “Floating Ratio”). The closing of the acquisition of the Floating Shares pursuant to the Floating Call Option, if exercised, will take place concurrently with the closing of the acquisition of the Fixed Shares pursuant to the Canopy Call Option, if exercised. The Canopy Call Option and the Floating Call Option will expire 10 years from the Amendment Time.
At the Acquisition Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each Fixed Share Replacement Security will be exchanged for a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire from Canopy Growth such number of Canopy Growth Shares as is equal to: (i) the number of Fixed Shares that were issuable upon exercise of such Fixed Share Replacement Security immediately prior to the Acquisition Time, multiplied by (ii) the Fixed Exchange Ratio in effect immediately prior to the Acquisition Time (provided that if the foregoing would result in the issuance of a fraction of a Canopy Growth Share, then the number of Canopy Growth Shares to be issued will be rounded down to the nearest whole number).
In the event that the Floating Call Option is exercised and Canopy Growth acquires the Floating Shares at the Acquisition Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each Floating Share Replacement Security will be exchanged for a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire from Canopy Growth such number of Canopy Growth Shares as is equal to: (i) the number of Floating Shares that were issuable upon exercise of such Floating Share Replacement Security immediately prior to the Acquisition Time, multiplied by (ii) the Floating Ratio (provided that if the foregoing would result in the issuance of a fraction of a Canopy Growth Share, then the number of Canopy Growth Shares to be issued will be rounded down to the nearest whole number).
In the event that the Floating Call Option is exercised and Canopy Growth acquires the Floating Shares at the Acquisition Time, Acreage will be a wholly-owned subsidiary of Canopy Growth.
The Arrangement Agreement, also provides for, among other things, amendments to the definition of Purchaser Approved Share Threshold (as defined therein) to change the number of shares of Acreage available to be issued by Acreage without an adjustment in the Fixed Exchange Ratio such that Acreage may issue a maximum of 32,700 shares (or convertible securities in proportion to the foregoing), which will include (i) Fixed or Floating Shares Options or Fixed or Floating Shares RSUs to purchase a maximum of 3,700 Fixed or Floating Shares which are to be issued pursuant to the Omnibus Incentive Plan (the “Plan Shares”); (ii) 8,700 Floating Shares other than the Plan Shares; and (iii) 20,300 Fixed Shares. Notwithstanding the foregoing, the Amending Agreement provides that Acreage may not issue any equity securities, without Canopy Growth’s prior consent, other than: (i) upon the exercise or conversion of convertible securities outstanding as of the Amendment Date; (ii) contractual commitments existing as of the Amendment Date; (iii) the Plan Shares; (iv) the issuance of up to $3,000 worth of Fixed Shares pursuant to an at-the-market offering to be completed no more than four times during any one-year period; (v) the issuance of up to 500 Fixed Shares in connection with debt financing transactions that are otherwise in compliance with the terms of the Arrangement Agreement, as amended by the Amending Agreement; or (vi) pursuant to one private placement or public offering of securities during any one-year period for aggregate gross proceeds of up to $20,000, subject to specific limitations as set out in the Amending Agreement.
In addition, the Arrangement Agreement provides for, among other things: (i) various Canopy Growth rights that extend beyond the Acquisition Date and continue until Canopy Growth ceases to hold at least 35% of the issued and outstanding Acreage shares (such date being the “End Date”), including, among others, rights to nominate a majority of

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Acreage’s Board of Directors (the “Acreage Board”) following the Acquisition Time, restrictions on Acreage’s ability to incur certain indebtedness without Canopy Growth’s consent; (ii) restrictive covenants in respect of the business conduct in favor of Canopy Growth; (iii) termination of non-competition and exclusivity rights granted to Acreage by Canopy Growth in the Arrangement Agreement in the event that Acreage does not meet certain specified financial targets on an annual basis during the term of the Canopy Call Option as further described below; (iv) implementation of further restrictions on Acreage’s ability to operate its business, including its ability to hire certain employees or make certain payments or incur any non-trade-payable debt without Canopy Growth’s consent in the event that Acreage does not meet certain specified financial targets on a quarterly basis during the term of the Canopy Call Option as further described below; and (v) termination of the Arrangement Agreement and Canopy Growth’s obligation to complete the acquisition of the Fixed Shares pursuant to the Canopy Call Option in the event that Acreage does not meet certain specified financial targets in the trailing 12 month period as further described below. Each of the financial targets referred to above is specified in the Amending Agreement and related to the performance of Acreage relative to a business plan for Acreage for each fiscal year ended December 31, 2020 through December 31, 2029 set forth in the Proposal Agreement (the “Initial Business Plan”).
The Arrangement Agreement precludes Acreage from entering into any contract in respect of Company Debt (as defined therein) if, among other restrictions: (i) such contract would be materially inconsistent with market standards for companies operating in the United States cannabis industry; (ii) such contract prohibits a prepayment of the principal amount of such Company Debt, requires a make-whole payment for the interest owing during the remainder of the term of such contract or charges a prepayment fee in an amount greater than 3.0% of the principal amount to be repaid; (iii) such contract would provide for interest payments to be paid through the issuance of securities as opposed to cash; or (iv) such contract has a principal amount of more than $10,000 or a Cost of Capital (as defined in the Amending Agreement) that is greater than 30.0% per annum; provided that, if such Company Debt is fully secured by cash in a blocked account, the Cost of Capital may not be greater than 3.0% per annum. Notwithstanding the foregoing, Canopy Growth’s consent will not be required for Acreage or any of its subsidiaries to enter into a maximum of two transactions for Company Debt that would require consent based on the foregoing during any one-year period, in accordance with the following terms: (i) the principal amount of the Company Debt per transaction may not exceed $10,000, (ii) the Company Debt is not convertible into any securities; and (iii) the contract does not provide for the issuance of more than 500 Acreage shares (or securities convertible into or exchangeable for 500 Acreage shares).
The Arrangement Agreement also provides for certain financial reporting obligations and that Acreage may not nominate or appoint any new director or appoint any new officer that does not meet certain specified criteria. The Amending Agreement also requires Acreage to submit a business plan to Canopy Growth on a quarterly basis that complies with certain specified criteria, including the Initial Business Plan. In the event that Acreage has not satisfied: (i) 90% of the minimum revenue and earnings targets set forth in the Initial Business Plan measured on a quarterly basis, certain additional restrictive covenants will become operative as austerity measures for Acreage’s business; (ii) 80% of the minimum revenue and earnings targets set forth in the Initial Business Plan, as determined on an annual basis, certain restrictive covenants applicable to Canopy Growth under the Arrangement Agreement will cease to apply in order to permit Canopy Growth to acquire, or conditionally acquire, a competitor of Acreage in the United States should it wish to do so; and (iii) 60% of the minimum revenue and earnings targets set forth in the Initial Business Plan for the trailing 12 month period ending on the date that is 30 days prior to the proposed Acquisition Time, a material adverse impact will be deemed to have occurred for purposes of Section 6.2(2)(h) of the Arrangement Agreement and Canopy Growth will not be required to complete the acquisition of the Fixed Shares pursuant to the Canopy Call Option.
The Arrangement Agreement also requires Acreage to limit its operations to the Identified States (as defined therein). In connection with the execution of the Proposal Agreement, Acreage was provided with consent from Canopy Growth to divest of all assets outside of the Identified States (the “Non-Core Divestitures”).
In addition, the Arrangement Agreement includes certain covenants that will apply following the Acquisition Time until the earlier of the date on which the Floating Shares are acquired by Canopy Growth or the End Date. Such covenants

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

include, among others, pre-emptive rights and top-up rights in favor of Canopy Growth, restrictions on M&A activities, approval rights for Acreage’s quarterly business plan, nomination rights for a majority of the directors on the Acreage Board and certain audit and inspection rights.
Debenture
In connection with the implementation of the Amended Arrangement, pursuant to a secured debenture dated September 23, 2020 (the “Debenture”) issued by Universal Hemp, LLC, an affiliate of Acreage that operates solely in the hemp industry in full compliance with all applicable laws (the “Borrower”), to 11065220 Canada Inc., an affiliate of Canopy Growth (the “Lender”), the Lender agreed to provide a loan of up to $100,000 (the “Loan”), $50,000 of which was advanced on the Amendment Date (the “Initial Advance”), and $50,000 of the Loan will be advanced in the event that the following conditions, among others, are satisfied: (a) the Borrower’s EBITDA (as defined in the Debenture) for any 90 day period is greater than or equal to 2.0 times the interest costs associated with the Initial Advance; and (b) the Borrower’s business plan for the 12 months following the applicable 90 day period supports an Interest Coverage Ratio (as defined in the Debenture) of at least 2.00:1.
The principal amount of the Loan will bear interest from the date of advance, compounded annually, and be payable on each anniversary of the date of the Debenture in cash in U.S. dollars at a rate of 6.1% per annum. The Loan will mature 10 years from the date of the Initial Advance.
The Loan must be used exclusively for U.S. hemp-related operations and on the express condition that such amount will not be used, directly or indirectly, in connection with or for the operation or benefit of any of the Borrower’s affiliates other than subsidiaries of the Borrower exclusively engaged in U.S. hemp-related operations and not directly or indirectly, towards the operation or funding of any activities that are not permissible under applicable law. The Loan proceeds must be segregated in a distinct bank account and detailed records of debits to such distinct bank account will be maintained by the Borrower.
No payment due and payable to the Lender by the Borrower pursuant to the Debenture may be made using funds directly or indirectly derived from any cannabis or cannabis-related operations in the United States, unless and until the Triggering Event Date.
The Debenture includes usual and typical events of default for a financing of this nature, including, without limitation, if: (i) Acreage is in breach or default of any representation or warranty in any material respect pursuant to the Arrangement Agreement; (ii) the Non-Core Divestitures are not completed within 18 months from the Amendment Date; and (iii) Acreage fails to perform or comply with any covenant or obligation in the Arrangement Agreement which is not remedied within 30 days after written notice is given to the Borrower by the Lender. The Debenture also includes customary representations and warranties, positive covenants and negative covenants of the Borrower.
Surety bonds
The Company has indemnification obligations with respect to surety bonds primarily used as security against non-performance in the amount of $5,000 as of September 30, 2021, for which no liabilities are recorded on the Statements of Financial Position.
The Company is subject to other capital commitments and similar obligations. As of September 30, 2021 and 2020, such amounts were not material.
Contingencies
As of September 30, 2021, the Company had consulting fees payable in Fixed Shares and Floating Shares which are contingent upon successful acquisition of certain state cannabis licenses. The Company had maximum obligations of $8,750 and 238 Fixed Shares and 102 Floating Shares. No reserve for the contingencies has been recorded as of September 30, 2021.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company’s applicable subsidiaries ceasing operations. While management of the Company believes that the Company’s subsidiaries are in compliance with applicable local and state regulations as of September 30, 2021, cannabis regulations continue to evolve and are subject to differing interpretations. As a result, the Company’s subsidiaries may be subject to regulatory fines, penalties, or restrictions in the future.
The Company and its subsidiaries may be, from time to time, subject to various administrative, regulatory and other legal proceedings arising in the ordinary course of business. Contingent liabilities associated with legal proceedings are recorded when a liability is probable, and the contingent liability can be reasonably estimated.
Standby Equity Distribution Definitive Agreement
On May 29, 2020, the Company entered into an agreement with an institutional lender for $50,000 of financing commitments under a Standby Equity Distribution Agreement (“SEDA”). The investor may, at its discretion, purchase, and the Company may, at its discretion, periodically sell to the investor, up to $50,000 of subordinate voting shares of the Company at a purchase price of 95% of the market price over the course of 24 months from the effective date. Pursuant to the SEDA, the investor may, at its discretion, purchase, and the Company may, at its discretion, periodically sell to the investor, up to $35,000 and $15,000 of the Company’s Fixed Shares and Floating Shares, respectively. In consideration for entering the SEDA, the Company issued the investor 200 SVS as commitment shares. Pursuant to the Amended Arrangement, these SVS shares have since been exchanged for 140 Fixed Shares and 60 Floating Shares.
On each of September 28, 2020 and January 25, 2021, the Company entered into letter agreements with the investor extending the termination deadline of the SEDA to the earliest of November 30, 2020 and June 30, 2021, respectively, and the date that the Company has obtained both a receipt from the Ontario Securities Commission for a short-form final base shelf prospectus and a declaration from the United States Securities and Exchange Commission that its registration statement is effective, in each case qualifying an At-The-Market equity offering program. On March 11, 2021, the SEDA termination deadline was further extended to April 15, 2022.
New York outstanding litigation
On November 2, 2018, EPMMNY LLC (“EPMMNY”) filed a complaint in the Supreme Court of the State of New York, County of New York, asserting claims against 16 defendants, including NYCANNA, Impire State Holdings LLC, NY Medicinal Research & Caring, LLC (each, a wholly-owned subsidiary of High Street) and High Street. The Index Number for the action is 655480/2018. EPMMNY alleges that it was wrongfully deprived of a minority equity interest and management role in NYCANNA by its former partner, New Amsterdam Distributors, LLC, which attempted to directly or indirectly sell or transfer EPMMNY’s alleged interest in NYCANNA to other entities in 2016 and 2017, including Impire, NYMRC and High Street. EPMMNY alleges that it is entitled to the value of its alleged minority interest in NYCANNA or minority ownership in NYCANNA. EPMMNY also alleges that certain defendants misused its alleged intellectual property and/or services, improperly solicited its employees, and aided and abetted or participated in the transfer of equity and/or business opportunities from EPMMNY. High Street intends to vigorously defend this action, which the Company firmly believes is without merit. EPMMNY alleges that it was improperly deprived of its equity stake in NYCANNA before NYCANNA was acquired by High Street. High Street is also entitled to full indemnity from the claims asserted against it by EPMMNY pursuant to the purchase agreement pertaining to its acquisition of NYCANNA and personal guarantee by the largest shareholders of the seller. The defendants filed a motion to dismiss on April 1, 2019. The motion was fully briefed and submitted to the Court on July 18, 2019, and oral argument was heard on September 6, 2019. The motion remains pending before the Court. A Special Referee hearing relating to the motion to dismiss has been re-scheduled for January 2022. The plaintiff also filed a motion seeking a preliminary injunction of any transfer of the Company’s assets. This motion was fully briefed and the Company is awaiting the Court’s decision.
CanWell Dispute
The CanWell dispute is comprised of five separate proceedings:
i.	CanWell's petition filed in Rhode Island Superior Court (C.A. KM-2019-0948) to compel arbitration of claims

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

arising out of WPMC withdrawal as a member of the CanWell entities as well as other disputes, including issues relating to termination of the Alternative Dosage Agreement (“ADA”) (relating to the Maine dispensary).
ii.
CanWell's petition filed in Rhode Island Superior Court (C.A. No. KM-2019-1047) to compel arbitration of WPMC's redemption of the CanWell entity's interest in WPMC, including issues relating to termination of the ADA.

iii.	An arbitration proceeding relating to WPMC's withdrawal from the CanWell entities. A procedural meeting with the arbitrator took place on November 5, 2019.
iv.	An arbitration that will soon be underway with the American Arbitration Association on the issue of whether WPMC had the right to redeem CanWell's interest in WPMC.
v.
A civil action pending in Maine (Docket No. CUMSC-CV-19-0357) which was filed by Northeast Patients Group d/b/a Wellness Connection of Maine against CanWell, LLC and CanWell Processing (Maine), LLC, relating to the termination of the ADA. While no Acreage affiliate is currently a party to this action, the issue being litigated relates to the termination of the ADA, which is one of the issues that CanWell is attempting to arbitrate in Rhode Island.

vi.
A declaratory judgment action pending in Delaware, High Street Capital Partners, LLC v. CanWell, LLC, CanWell Processing (Maine), LLC, and CanWell Processing (Rhode Island), LLC (Court of Chancery, No. 2019-0957-MTZ) seeking a declaratory judgment that, as a matter of law, High Street is not subject to any non-compete provision with regard to the agreements detailed above. This case remains in the preliminary stages of litigation.

The Court issued an order on January 29, 2020 that determined that the arbitrability of the ADA Disputes is to be decided by an arbitrator, not the Court.
Following the parties’ entering into a Memorandum of Understanding (MOU) on proposed settlement terms that would settle each of the matters listed above, the parties have now reached a final confidential settlement agreement. As part of that agreement, the Company has accrued for $7,750 in Legal settlements, net on the Statements of Operations for the year ended December 31, 2020. In connection with this settlement agreement, the Company issued a promissory note in the amount of $7,750 to CanWell, which is non-interest bearing and is payable in periodic payments through December 31, 2024.
Lease Dispute
On or around December 2019, it is alleged that a wholly-owned subsidiary of HSCP entered into three five-year leases to occupy approximately 70 square feet of commercial space on a cannabis cultivation campus in California. As of November 24, 2020, HSCP and its wholly-owned subsidiary entered into a confidential settlement and release agreement with the commercial landlord, pursuant to which HSCP will make periodic payments to the commercial landlord totaling $6,336, which the Company has accrued for in Legal settlements, net on the Statements of Operations for the year ended December 31, 2020. The remaining payments of $2,168 will become due through the year ended December 31, 2021.
Compass Neuroceuticals Litigation
In February 2021, a JAMS arbitration was initiated in Atlanta by Acreage Georgia LLC (“Acreage Georgia”) against its former consultant, Compass Neuroceuticals, Inc. (“Compass”), stemming from Compass’ breach of the consulting agreement entered into between the parties in June 2019, related to the preparation of an application for a Class 1 cultivation license in Georgia. Acreage Georgia is seeking approximately $1,000, plus attorney’s fees and costs. Compass has filed a counterclaim for breach in the $9,000 range. A final arbitration hearing took place in Atlanta from September 20 to September 23, 2021, and a decision on liability is expected prior to December 31, 2021. Therefore, it is too early to ascertain the materiality of any potential settlement or judgment.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Loss recovery
In August 2021, the Company’s Sewell facility in New Jersey was negatively impacted by a tornado formation from Hurricane Ida. The unusually severe weather conditions caused widespread damage and resulted in a $9,130 loss to capital assets. The Company has insurance coverage for the repair or replacement of assets that suffered damage or loss. As settlement is considered probable as of September 30, 2021, the Company recognized $6,790 in expected insurance proceeds as a direct offset to the loss from operations that was incurred during the three months ended September 30, 2021. As such, the Company recognized a net loss of approximately $2,339 in Impairments, net on the Statements of Operations. The Company has recorded the $6,790 receivable for the insurance proceeds to Other current assets on the Statement of Financial Position. The Company continues to work closely with its insurance carriers and claims adjusters to ascertain the full amount of insurance recoveries due as a result of the damage and loss.
14.	RELATED PARTY TRANSACTIONS
Transactions with related parties are entered into in the normal course of business and are measured at the amount established and agreed to by the parties.
Related party notes receivable
Acreage has certain outstanding notes receivable with related parties. Refer to Note 6 for further discussion.
In May 2021, the Company sold two secured promissory notes totaling $28,000 received from the sale of Acreage Florida to Viridescent for cash proceeds of approximately $26,000. Viridescent is an entity controlled by Kevin Murphy, the Chairman of the board of directors. Refer to Notes 3 and 6 for further discussion.
September 2020 Transactions
As disclosed in Note 10 to the unaudited condensed consolidated financial statements, “September 2020 Transactions”, on September 23, 2020, pursuant to the implementation of the Amended Arrangement, a subsidiary of Canopy Growth advanced gross proceeds of $50,000 (less transaction costs of approximately $4,025) to Universal Hemp, an affiliate of the Company, pursuant to the terms of a secured debenture. In accordance with the terms of the debenture, the funds cannot be used, directly or indirectly, in connection with or for any cannabis or cannabis-related operations in the United States, unless and until such operations comply with all applicable laws of the United States. Acreage then engaged an investment advisor (the “Investment Advisor”) which, under the Investment Advisor’s sole discretion, invested on behalf of Universal Hemp, $34,019 of the proceeds on September 28, 2020.
As a result, Universal Hemp, a subsidiary of the Company, acquired 34,019 class B units, at $1 par value per unit, which represented 100% financial interest in an Investment Partnership, a Canada-based limited partnership. An affiliate of the Institutional Investor holds Class A Units of the Investment Partnership. The general partner of the Investment Partnership is also an affiliate of the Institutional Investor. The class B units are held by the Institutional Investor as agent for Universal Hemp. On September 28, 2020, the Company received gross proceeds of $33,000 (less transaction costs of approximately $959) from an affiliate of the Institutional Lender (the “Lender”) and used a portion of the proceeds of this loan to retire its short-term $11,000 convertible note and its short-term note aggregating approximately $18,000 in October 2020, with the remainder being used for working capital purposes. The Lender is controlled by the Institutional Lender. The Investment Partnership is the investor in the Lender.
Related party debt
In December 2019, Mr. Murphy loaned $15,000 to the Company. In January 2020, he made an additional loan of $5,000 to Acreage. These amounts were subsequently repaid in March 2020.
In October 2020, Mr. Murphy made an interest bearing loan of $2,100 to the Company, bearing interest at 9.9% per annum. This amount was subsequently repaid in November 2020.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Credit agreement collateral
On March 11, 2020, the Company closed $22,000 in borrowings pursuant to a loan transaction with the Lender. The maturity date is 366 days from the closing date of the loan transaction. The Company will pay monthly interest on the collateral in the form of 27 SVS through the maturity date. The Lender may put any unsold interest shares to the Company upon maturity at a price of $4.50 per share. Mr. Murphy loaned $21,000 of the $22,000 borrowed by the Company to the Lender. The loan is secured by the non-U.S. intellectual property assets, a cannabis state license and 12,000 SVS shares of the Company. Refer to Note 10 for further discussion.
Pursuant to the Amended Arrangement, the monthly interest on the collateral payable to Mr. Murphy was modified to cash payments for the remaining duration of the term at an interest rate of 12% per annum, payable upon maturity. The remaining interest will continue to be paid monthly in the form of 2 Fixed Shares and 1 Floating Share through the maturity date.
On March 7, 2021, the Company extended the maturity date related to the $22,000 in borrowings with the Lender to March 31, 2021. On March 29, 2021, the Company further extended the maturity date of Mr. Murphy’s tranche of the loan transaction, which is $21,000 of the $22,000 aggregate amount of the loan transaction, to June 30, 2021. Mr. Murphy’s tranche of the loan transaction was subsequently repaid in June 2021.
Michigan consulting agreement
Pursuant to the Consulting Services Agreement by and between Kevin Michigan, LLC and High Street (the “Michigan Consulting Agreement”), High Street provides certain consulting services to Kevin Michigan, LLC, which includes, but is not limited to, services related to application support, provisioning center administration and operation, local and state regulatory filings, human resource matters, and marketing matters. The Michigan Consulting Agreement explicitly states that High Street is not able to direct or control the business of Kevin Michigan, LLC. Additionally, there are certain leases held by and between Kevin Michigan, LLC, as lessee and certain wholly owned subsidiaries of High Street, as lessors. As of September 30, 2021, Kevin Michigan, LLC is not operational, and no consulting fees or rents has been paid to High Street or its wholly owned subsidiaries. Kevin Michigan, LLC is owned and controlled by the Company’s Chairman, Kevin Murphy.
15.	REPORTABLE SEGMENTS
The Company prepares its segment reporting on the same basis that its Chief Operating Decision Maker manages the business and makes operating decisions. The Company operates under one operating segment, which is its only reportable segment: the production and sale of cannabis products. The Company’s measure of segment performance is net income, and derives its revenue primarily from the sale of cannabis products, as well as related management or consulting services. All of the Company’s operations are located in the United States.
16.	EARNINGS PER SHARE
Basic earnings per share are computed by dividing net loss attributable to common shareholders of the Company by the weighted average number of outstanding shares for the period. Diluted earnings per share are calculated based on the weighted number of outstanding common shares plus the dilutive effect of stock options and warrants, as if they were exercised, and restricted stock units and profits interests, as if they vested and NCI convertible units, as if they converted.

ACREAGE HOLDINGS, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Basic and diluted loss per share is as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss attributable to common shareholders of the Company	$(12,297)	$(40,548)	$(22,657)	$(249,684)
Weighted average shares outstanding - basic	110,193	103,450	108,385	98,304
Effect of dilutive securities	—	—	—	—
Weighted average shares - diluted	110,193	103,450	108,385	98,304
Net loss per share attributable to common shareholders of the Company - basic	$(0.11)	$(0.39)	$(0.21)	$(2.54)
Net loss per share attributable to common shareholders of the Company - diluted	$(0.11)	$(0.39)	$(0.21)	$(2.54)
During the nine months ended September 30, 2021, 7,131 Fixed warrants, 3,087 Floating warrants, 3,621 Fixed Share RSUs, 1,757 Floating Share RSUs, 1,530 Fixed Share stock options, 2,419 Floating Share stock options and 23,076 NCI convertible units were excluded from the calculation of net loss per share attributable to common shareholders of the Company - diluted, as they were anti-dilutive. During the nine months ended September 30, 2020, 8,121 SVS warrants, 9,349 SVS restricted share units, 4,929 SVS stock options, 24,340 NCI convertible units were excluded from the calculation of net loss per share attributable to common share attributable to common shareholders of the Company - diluted as they were anti-dilutive.
17.	SUBSEQUENT EVENTS
Acquisition of Operations in Ohio
On October 1, 2021, the Company closed on the acquisitions of cultivation, processing and retail operations in Ohio by a subsidiary of the Company. The Company entered into purchase agreements for these operations during the summer of 2018 for the total purchase price of approximately $7,000 in cash, $7,000 in seller notes payable and 1.2 million shares of HSCP with a fair value of $7.34 per share, which are convertible into shares of the Company. Upon closing of the transaction on October 1, 2021, the Company paid the remaining $3,300 worth of seller notes payable and accrued interest. Under the terms of the agreements, the Company acquired all of the membership interests of Greenleaf and the Company will subsequently consolidate the results of Greenleaf into its consolidated financial statements. Additionally, as part of the acquisition, the Company assumed $42,043 in notes and interest receivable owed to the Company by Greenleaf that will be eliminated upon consolidation for periods after September 30, 2021.